UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SANDY SPRING BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021 Proxy Statement

Notice of Annual Meeting of Shareholders

to be held on April 28, 2021

Our Story	Our Community	Our Mission
In 1868, our company was founded to serve the interests of all people in the local community. It would serve the needs of each person, one at a time, and through the dedicated efforts of its employees, make the community a better place to live, work, raise a family and run a business. Through the years, that commitment has never wavered. Today, over 150 years later, we proudly serve as one of the area’s oldest and largest independent financial institutions. Proud of our past, and excited for the future.	Through the shared effort of our employees, we give back to our community all year long. While we devote significant resources to non-profits across our region, our employees are encouraged and supported to volunteer individually with their favorite cause. View our 2020 Corporate Responsibility Report at www.sandyspringbank.com to learn more about our commitment to the community, our employees, and the environment.

We promise to be a financial advocate and deliver the best possible solutions through a consistently remarkable experience – without exception.

Central to this promise are our core principles. We commit ourselves each day to:  4be responsive in every way, 4always take the extra step, 4take the long view, 4make it our own and 4always do what is right.

Voluntary Electronic Delivery of Proxy Materials

Our Commitment to the Environment

As a good corporate citizen, we are committed to safeguarding the environment. Guided by this strong sense of purpose we implement safe and sustainable business practices to minimize the environmental impact whenever possible.

Shareholders of Record Enroll at www.computershare-na.com/green or scan the QR code	Beneficial Owners Enroll at www.proxyvote.com or scan the QR code

Environmental Impact Statement

Combined with your adoption of electronic delivery of proxy materials, and the elimination of 2,896 sets of proxy materials, we can reduce the impact on the environment by:

Using 4.3 fewer tons of wood, or the equivalent of 26 trees	Saving 23,000 gallons of water, or the equivalent of filling 1 swimming pool

Using 27.3 million fewer BTUs, or the equivalent of the amount of energy used by 33 refrigerators for one year	Eliminating 1,260 pounds of solid waste

Using 19,300 fewer pounds of GHG, including CO2, or the emissions of 2 automobiles running for one year	Eliminating 2 pounds of hazardous air pollutants

Environmental impact estimates were calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org.

www.SandySpringBank.com

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 28, 2021, 10:00 a.m.

Virtual Only - www.meetingcenter.io/206713387

Due to concerns about the COVID-19 virus and the safety of our meeting attendees, the Board of Directors has authorized the 2021 annual meeting of shareholders to be conducted solely online via live webcast. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/206713387 at the date and time described in the accompanying proxy statement. The password for the meeting is SASR2021. There is no physical location for the annual meeting.

Sandy Spring Bancorp, Inc. intends to return to in-person shareholder meetings in future years, assuming the current COVID-19 health crisis is no longer a concern. Meanwhile, we are excited to embrace the latest technology to provide expanded access, improved communication, and a safe environment for everyone.

The 2021 annual meeting will be held for the purpose of considering:

(1)	The election of five Class I directors to serve until the 2024 annual meeting, in each case until their successors are duly elected and qualified;

(2)	A non-binding resolution to approve the compensation for the named executive officers;

(3)	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2021; and

(4)	Such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors established February 24, 2021, as the record date for this meeting. Shareholders of record as of the close of business on that date are entitled to receive this notice of meeting and vote their shares at the meeting and any adjournments or postponements of the meeting.

Your vote is very important. You may vote your shares online or by telephone by no later than 10:00 a.m., Eastern time, on April 28, 2021, as directed in the proxy materials. If you received a printed copy of the proxy materials, you may also complete, sign and return the enclosed proxy card or voting instruction form by mail. If you choose to attend the virtual meeting, you may withdraw your proxy and vote online during the course of the meeting.

By order of the board of directors,

Olney, MD	Aaron M. Kaslow
March 17, 2021	General Counsel & Secretary

Important Notice Regarding the Availability of Proxy Materials for the

2021 Annual Meeting of Shareholders to be Held on April 28, 2021

This proxy statement and the 2020 Annual Report on Form 10-K are available at

www.envisionreports.com/sasr.

2 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

SANDY SPRING BANCORP, INC.

PROXY STATEMENT

The board of directors of Sandy Spring Bancorp, Inc. has furnished this proxy statement to you in connection with the solicitation of proxies to be used at the 2021 annual meeting of shareholders or any postponement or adjournment of the meeting. The notice of annual meeting is being sent or made available on or about March 17, 2021 to shareholders of record as of the close of business on February 24, 2021 (the “Record Date”). In this proxy statement, the “Company,” “we,” “our” or similar references mean Sandy Spring Bancorp, Inc. and its subsidiaries. The “Bank” refers to Sandy Spring Bank. The “Board” refers to the board of directors of Sandy Spring Bancorp, Inc.

The Board chose to hold the annual meeting in virtual format only due to the coronavirus pandemic, which has elevated health safety concerns for our shareholders, making the virtual-only format the safe means for attending the annual meeting.

Proxy Summary

The following is an overview of information described in detail throughout this proxy statement. This is only a summary, and we encourage you to read the entire proxy statement before voting. For complete information about the Company’s performance, please review our 2020 Annual Report on Form 10-K.

Please refer to your Notice of Internet Availability of Proxy Materials (“Notice”) for instructions on how to attend and participate in this year’s virtual-only annual meeting. If you wish to cast your vote during the meeting, you must register with your control number printed on the Notice or Proxy Card.

Date and Time:	Wednesday, April 28, 2021 10:00 a.m. (ET)

Virtual meeting site:	www.meetingcenter.io/206713387

Record Date:	February 24, 2021

Voting Matters and Board Recommendations

Proposal	Board Recommendation	More Information
1) Election of five Class I directors.	“FOR” all nominees	Page 5
2) A non-binding resolution to approve the compensation for the named executive officers.	“FOR”	Page 37
3) The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2021.	“FOR”	Page 38

How To Cast Your Vote

Even if you plan to attend the annual meeting in person, please cast your vote as promptly as possible by following the instructions on the Notice of Availability of Proxy Materials and the proxy voting card using:

Internet	Telephone	Mail
:	)	*

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 3

GOVERNANCE HIGHLIGHTS

The Company is committed to governance practices that support our long-term strategy, demonstrate high levels of integrity, and earn the confidence of investors. This table is as of the Record Date.

Current Board and Governance Information
Board Size	14
Independent Chairman	Yes
Independent Directors	13
Women Directors	21%
Minority Directors	21%
Average Age of Directors	63 years
Average Tenure of Directors	9 years
Mandatory Director Retirement Age	72 years
Director Term	3 years
Regular Board Meetings in 2020	9
Special Board Meetings in 2020	3
Average Attendance at Board and Committee Meetings	99%
Plurality Plus Resignation in Uncontested Director Elections	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Independent Audit Committee Meets with Auditor in Executive Session	Yes
Board Risk Committee	Yes
Annual Board Evaluations	Yes
Continuing Education Program	Yes
Stock Ownership Guidelines for Directors and Executives	Yes
Anti-Hedging Policy	Yes
Clawback Policy	Yes
Code of Ethics and Business Conduct available on website	Yes
Corporate Governance Policies available on website	Yes

4 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is elected by the shareholders to represent their interest in the Company. With the exception of those matters reserved for shareholders, the Board is the highest and ultimate decision-making authority. The Board works closely with executive management and oversees the development and execution of our business strategy.

Board Complement

Our Board currently has 14 members. The Company maintains a classified board, meaning that only a portion of the Board is elected each year. The classified structure provides stability of leadership and supports our long-term strategy. The Board is divided into three classes in as equal number as possible. In general, the term of only one class expires each year, and the directors within that class are elected for a term of three years or until their successors are elected and qualified.

Per the Company’s bylaws, James J. Maiwurm, having attained the age of 72, will retire from board service at the close of the annual meeting. If all nominees are elected, following the annual meeting the Board will stand at 13 members.

Board Diversity

The Board values diversity and seeks to include directors with a broad range of backgrounds, experience and personality styles as well as representation of women, different ethnicities, and a range of ages and tenure. The following graphs show the breakdown of the Board as of the Record Date.

Director Nominees

The Board has nominated five Class I directors for election for a three-year term expiring in 2024. They are Ralph F. Boyd, Walter C. Martz II, Mark C. Michael, Robert L. Orndorff, and Daniel J. Schrider. All Class I director-nominees are currently directors who have been elected previously by the shareholders.

Nomination Process

The Nominating Committee is responsible for recruiting and recommending candidates to the Board. In exercising its duties, the committee considers the present skills and experience on the Board to determine the desired qualifications that will meet the Company’s changing needs.

Our Corporate Governance Policy outlines the general competencies required of all directors including the highest standards in exercising his or her duty of loyalty, care and commitment to all of our shareholders. Prior to the recruitment of a new director, the Board gathers input from all directors in order to form a collective picture of the particular competencies needed to fulfill the Board’s obligations and support our long-term strategy. Such competencies may include expertise in: the banking industry, financial matters, risk management, marketing, a particular geographic market, regional economics, strategic planning, executive management, technology or other relevant subjects. In addition to these competencies, the Board actively considers the balance of diversity on the Board and will seek qualified candidates that will achieve and maintain a Board that reflects the local community.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 5

The Nominating Committee encourages suggestions for qualified director candidates from the chief executive officer, the chairman of the board, other directors, and from shareholders, and is responsible for the evaluation of such suggestions. Shareholders may submit suggestions for qualified director candidates by writing to Aaron M. Kaslow, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Submissions should include information regarding a candidate's background, qualifications, experience and willingness to serve as a director. In addition, the Nominating Committee may consider candidates submitted by a third party search firm hired for this purpose. The Nominating Committee uses the same process for evaluating all nominees, including those recommended by shareholders, using the board membership criteria described above. Please see "Shareholder Proposals and Communications" on page 41.

Information About Nominees and Incumbent Directors

The information below sets forth the names of the nominees for election describing their skills, experience and qualifications for election. Each has given his or her consent to be nominated and has agreed to serve, if elected. If any person nominated by the Board is unable to stand for election, the shares represented by proxies may be voted for the election of such other person or persons as the present Board may designate.

Also provided is information on the background, skills, and experience of the remaining incumbent directors. Unless described otherwise, each director has held his or her current occupation for at least five years, and the ages listed are as of the Record Date.

Voting Standard for Uncontested Elections

With respect to the election of directors, a plurality of all the votes cast at the annual meeting will be sufficient to elect a nominee as a director. In an uncontested election, an incumbent director-nominee who receives a greater number of votes “withheld” than votes “for” will promptly tender his or her resignation following certification of the shareholder vote. The Nominating Committee will consider the resignation, taking into consideration any information it deems to be appropriate and relevant, and make a recommendation to the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING

NOMINEES AS A DIRECTOR OF SANDY SPRING BANCORP, INC.

Class I Director-Nominees – For Terms Expiring at the 2024 Annual Meeting

Ralph F. Boyd

Age: 64

Director since: 2012

Independent

Committees: Compensation Chair, Executive & Governance, Nominating

Skills and qualifications: Extensive professional experience, executive leadership experience, public-company board service, and risk management experience.

Mr. Boyd is the President & Chief Executive Officer for SOME, Inc. a Washington D.C. based inter-faith non-profit that provides emergency services, health care, counseling, education and employment training, and affordable housing with supportive services to vulnerable individuals and families in our nation's capital. Formerly, Mr. Boyd was Sr. Resident Fellow for Leadership and Strategy at the Urban Land Institute (ULI) from 2018-2020, and was CEO of ULI Americas from 2017-2018. Prior to that Mr. Boyd was CEO of the Massachusetts Region of The American Red Cross from 2014-2017. He is a Harvard Law School graduate and previously served as Assistant Attorney General for Civil Rights under President Bush. From 2005 to 2012, Mr. Boyd also served variously as Chairman, President and CEO of the Freddie Mac Foundation, Inc. For more than 10 years, Mr. Boyd was on the board of directors of DirecTV, also serving as chair of its Audit Committee. Among other distinctions, Mr. Boyd currently serves as chairman of the NHP Foundation, a national nonprofit developer and owner of multi-family affordable housing with resident services.

6 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Walter C. Martz II

Age: 69

Director since: 2020

Independent

Committee: Audit

Skills and qualifications:

Extensive professional business experience, prior bank board experience, deep knowledge of local market, and leadership skills.

Mr. Martz has practiced law for over 42 years and is currently the Managing Member of Walter C. Martz LLC, in Frederick, Md., a general law practice encompassing a broad spectrum of legal matters ranging from corporate matters and estate administration to complex real estate and commercial banking transactions. Mr. Martz has also served on the Maryland Tax Court located in Baltimore since 1980 and is currently the Chief Judge. Mr. Martz was a cofounder, director and vice chairman of the board of BlueRidge Bank, which merged with Revere Bank in 2016. He was also a director of the former Revere Bank and was elected to the Board upon the merger with Sandy Spring Bank on April 1, 2020.

Mark C. Michael

Age: 58

Director since: 2018

Independent

Committee: Compensation

Skills and qualifications: Executive leadership skills, strategic planning, bank board experience, marketing, HR practices, risk management, and knowledge of the local market.

In 2021, Mr. Michael became a Fellow at the Harvard Advanced Leadership Initiative located in Cambridge, Massachusetts. He is the co-founder of Occasions Caterers Inc., located in Washington, D.C. where he was CEO from 1986 to 2020 and remains a senior advisor. He also founded Protocol Staffing Services LLC, as well as Menus Catering, Inc. Mr. Michael was formerly on the President’s Council for Higher Achievement Program, and also served on the board of directors of DC Central Kitchen. He is a member of the US Chamber of Commerce, the Greater Washington Board of Trade, the Washington Convention and Visitors Bureau, and the International Society of Event Specialists. Mr. Michael previously served on the board of directors of WashingtonFirst Bankshares, Inc. until January 2018.

Robert L. Orndorff Chairman

Age: 64

Director since: 1991

Independent

Committees: Executive & Governance Chairman, ex officio on all committees

Skills and qualifications: Extensive business experience, leadership skills, knowledge of government contracting, strategic planning skills, and knowledge of the local market.

Mr. Orndorff is the founder and President of RLO Contractors, Inc., a leading residential and commercial excavating and grading company in central Maryland that also provides mulch and topsoil products. Mr. Orndorff’s experience in building a highly successful business with a strong reputation for quality, teamwork, and integrity is a testament to his leadership ability that is also strongly aligned with the Company’s culture and values.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 7

Daniel J. Schrider President & CEO

Age: 56

Director since: 2009

Non-Independent

Committees: Executive & Governance, Risk

Skills and qualifications: Deep industry and institutional knowledge, strategic planning and analytical skills, financial expertise, risk management, and executive management.

Mr. Schrider has been part of Sandy Spring Bank for more than 30 years. He joined the company in 1989 as a commercial lender, he become an executive and the Bank’s Chief Credit Officer in 2003, and he was named President and Chief Executive Officer in 2009. Mr. Schrider holds a bachelor's degree from the University of Maryland and an MBA from Mount St. Mary's University. Mr. Schrider is also a graduate of the American Bankers Association Stonier Graduate School of Banking. A leader among community bankers, Mr. Schrider has served previously as a director of the American Bankers Association, the chairman of the Maryland Bankers Association, and a chair of the Stonier Graduate School of Banking Advisory Board.

Incumbent Class III Directors – Terms Expiring at the 2022 Annual Meeting

Mona Abutaleb	Age: 58 Director since: 2015 Independent Committees: Compensation, Risk Skills and qualifications: Executive leadership experience, strategic planning, expertise in IT services and technology.	Ms. Abutaleb has been the Chief Executive Officer of Medical Technology Solutions, LLC, a provider of technology solutions for the healthcare industry, since December 2019. From 2013 to 2018, Ms. Abutaleb was the Chief Executive Officer of mindSHIFT Technologies, Inc., an IT outsourcing/managed services and cloud services provider, which was acquired by Ricoh Company, Ltd. In 2014. From 2006 to 2013, Ms. Abutaleb served as President and Chief Operating Officer of mindSHIFT. Ms. Abutaleb also served as Senior Vice President, Ricoh USA from 2015 to 2017 and Executive Vice President of Ricoh Global Services from 2017 to 2018. Ms. Abutaleb is also on the board of directors of Pentair plc (NYSE: PNR).

Mark C. Micklem	Age: 62 Director since: 2019 Independent Committees: Compensation, Risk Skills and qualifications: Industry expertise, in-depth financial and capital markets experience, and M&A expertise.	Mr. Micklem retired from Robert W. Baird & Co. Inc., in 2018 where he was a Managing Director and Head of Financial Services Investment Banking for 12 years. While at Baird, Mr. Micklem focused on providing capital financing and merger and acquisition advisory services to banks and other financial services companies. Prior to joining Baird, Mr. Micklem was head of the Financial Services Investment Banking Group at Legg Mason for 10 of his 21 years there. During his career, Mr. Micklem completed more than 250 financing and M&A advisory engagements for financial services companies. Capital raising assignments included IPOs as well as public and private offerings of a variety of debt and equity securities.

8 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Gary G. Nakamoto

Age: 56

Director since: 2011

Independent

Committee: Risk

Skills and qualifications:

Experience in government contracting, executive management experience in the technology industry, deep knowledge of the local market, and familiarity with local, state and national government.

Mr. Nakamoto is the principal of The Nakamoto Group, LLC, a consulting firm based in Great Falls, Virginia. Previously, he was the Chairman of the former Base Technologies (1996 to 2011), a firm that specialized in IT, outsourcing, and consulting. Under Mr. Nakamoto’s leadership, Base Technologies was named one of the Best Places to Work in Virginia and was designated a Top 100 IT federal government contractor. Mr. Nakamoto currently serves on George Mason University Foundation Board

Christina B. O’Meara

Age: 67

Director since: 2020

Independent

Committee: Compensation

Skills and qualifications:

Commercial real estate expertise, executive leadership skills, deep knowledge of the local market and local government.

Ms. O’Meara is president and founder of O’Meara Properties, a real estate brokerage, development, and management firm that was recently merged into Reliable Real Estate Services. She has extensive experience with commercial property and is a licensed real estate broker. Ms. O’Meara is an owner of Reliable Contracting Company and an officer of related companies. She is a former Legislation Committee chair for the Anne Arundel County Association of Realtors and a past land use chair for the Anne Arundel Trade Council. Ms. O’Meara is active in the global community to support education and basic needs for children. She currently serves as a director of Kaleidoscope Child Foundation. Ms. O’Meara was a founding director of Revere Bank and was appointed to the Board upon the merger with Sandy Spring Bank.

Incumbent Class II Director - Terms Expiring at the 2023 Annual Meeting

Mark E. Friis

Age: 65

Director since: 2005

Independent

Committees: Risk, Executive & Governance, and Nominating

Skills and qualifications: Business management experience, strategic planning, and in-depth knowledge of the local economy and housing market trends.

Mr. Friis is currently the Chairman of Rodgers Consulting, Inc., having previously served as the privately held firm’s President and CEO from 2001-2016. Headquartered in Germantown, Maryland, Rodgers Consulting is a land development planning and engineering firm; specializing in town planning, urban design, development entitlements, site engineering and natural resource management for developers, builders, institutions and corporations in the suburban Maryland region. Mr. Friis is a member of the Urban Land Institute, the Maryland Building Industry Association, and the American Planning Association. He holds an undergraduate degree from the University of Maryland and a graduate degree from Hood College, where he currently serves as Vice-Chair of the Board of Trustees.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 9

Brian J. Lemek	Age: 57 Director since: 2020 Independent Committee: Compensation Skills and qualifications: Executive leadership, strategic planning, marketing, industry experience, and business expertise.	Mr. Lemek is the founder and owner of Lemek, LLC, the franchisee for Panera Bread bakery-cafes in the state of Maryland. Lemek, LLC currently owns and operates over 50 locations. In 2010, Mr. Lemek founded Lemek Slower Lower LLC which owns six Panera Bread Cafes in Southern New Jersey and Delaware. Mr. Lemek currently serves on the board of trustees of his alma mater, Saint Ambrose University in Davenport, Iowa, where he chairs the Building & Grounds Committee. Mr. Lemek was a founding director of the former Revere Bank and was elected to the Board following the merger with Sandy Spring Bank.

Pamela A. Little

Age: 67

Director since: 2005

Independent

Committees: Audit Chairman, Executive & Governance, Nominating

Skills and qualifications: Broad range of business experience including public companies, financial expertise, knowledge of mergers and acquisitions, executive leadership skills, and human resources experience.

Ms. Little is the Chief Financial Officer of Nathan, Inc., a private international economic and analytics consulting firm that works with government and commercial clients around the globe. From 2014 to 2018, she was the Executive Vice President and Chief Financial Officer of Modern Technology Solutions Inc., an employee-owned government contractor, for which she remains on the board of directors. Ms. Little has over 35 years of experience working with companies ranging from privately held start-up firms to large, publicly-traded government contracting firms. Ms. Little also serves on the board of Excella, a management and technology consulting firm in Northern Virginia.

Craig A. Ruppert

Age: 67

Director since: 2002

Independent

Committees: Nominating Chairman, Executive & Governance

Skills and qualifications: Strategic planning, executive management, commercial real estate, and extensive business expertise.

Mr. Ruppert is the founder, President and CEO of The Ruppert Companies, which is comprised of Ruppert Landscape, Inc., a commercial landscape construction and management company located in seven states and the District of Columbia; Ruppert Nurseries, Inc., a tree growing and moving operation; and Ruppert Properties, LLC, an industrial property development and management company.

10 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

CORPORATE GOVERNANCE

The Board is committed to setting a tone of the highest ethical standards and performance for our management, officers, and the Company as a whole. The Board believes that strong corporate governance practices are a critical element of doing business today. To that end, the Corporate Governance Policy is reviewed regularly to ensure that it reflects the best interests of the Company and its shareholders. The policy is on our investor relations website at www.sandyspringbank.com.

In addition, our Board has adopted a Code of Ethics and Business Conduct applicable to all directors, officers, and employees of the Company and its subsidiaries. It sets forth the legal and ethical standards that govern the conduct of business performed by the Company and its subsidiaries. The Code of Ethics and Business Conduct may be found on our investor relations website at www.sandyspringbank.com.

Director Independence

The Board has affirmatively determined that all directors except Mr. Schrider are independent. The Board complies with or exceeds the independence requirements for the Board and committees established by the Nasdaq Stock Market, federal securities and banking laws and the standards included in our Corporate Governance Policy.

Plurality Plus Resignation Policy

In response to feedback from our shareholder engagement efforts, the Board revised the Corporate Governance Policy in 2017 to require an incumbent director to promptly submit a letter of resignation if he or she receives more “withhold” votes than “for” votes in an uncontested election at an annual meeting of shareholders. The resignation will be considered by the Nominating Committee, which will make a recommendation to the Board.

Board Leadership Structure, Education and Self-Assessment Process

The Company’s bylaws provide for the annual election of a chairman of the Board from among the directors, and the Corporate Governance Policy states it is the Board’s policy to separate the offices of the chairman and the chief executive officer. This separate role allows the chairman to maintain independence in the oversight of management. The chairman of the board also chairs the Executive and Governance Committee (see Executive and Governance Committee description below), which is empowered to act on behalf of the Board between regular Board meetings.

The Board is committed to self-improvement and has established an annual self-assessment process that evaluates a different aspect of board effectiveness each year. In 2020, due to the general disruption caused by the global pandemic, the Board did not engage in its normal evaluation process and is scheduled to resume in 2021.

Board’s Role in Risk Oversight

The Board fulfills a significant role in the oversight of risk in the Company both through the actions of the Board as a whole and those of its committees. The Board’s Risk Committee has duties and responsibilities for broad risk oversight. The Risk Committee receives regular reports on the status of the Company’s enterprise risk management program, which covers the following identified categories of risk: credit, market, liquidity, operational, strategic, and reputational. The Compensation Committee reviews reports on risk to the Company associated with incentive compensation plans. The Audit Committee meets regularly with the independent registered public accounting firm to receive reports on the results of the audit and review process. In addition, the Audit Committee receives internal audit reports that enable it to monitor operational risk throughout the Company and coordinates any substantive or systemic findings with the Risk Committee through a liaison member who serves on both committees.

Environmental, Social and Governance Matters

The Board oversees a range of matters pertaining to environmental, social and governance (“ESG”) topics, including: the Company’s governance policies and practices; our systems of risk management and controls; our investment in our employees; the manner in which we serve our clients and support our communities; and how we advance sustainability in our business and operations. Beginning this year, we are publishing a dedicated Corporate Responsibility Report, which summarizes our efforts and performance on ESG matters, that we and our stakeholders view as among the most important to our business. The Company’s 2020 Corporate Responsibility Report is available on our website at www.sandyspringbank.com/cr20.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 11

Board Committees

The Board has five standing committees: Audit, Executive and Governance, Nominating, Compensation, and Risk. The charter for each committee may be found on our investor relations website at www.sandyspringbank.com.

Audit Committee – The Audit Committee is appointed by the Board to assist in monitoring: (1) the integrity of the Company’s accounting and financial statements and reporting process; (2) the qualifications, independence and performance of the Company’s independent registered public accounting firm; and (3) the qualifications and performance of the Company’s internal audit department. The Audit Committee is directly responsible for the appointment and oversight of the external auditor, including review of their qualifications and compensation. The Audit Committee reviews the quarterly earnings press releases, as well as the Forms 10-Q and 10-K prior to filing. All members of the committee meet all requirements and independence standards as defined in applicable law, regulations of the SEC, Nasdaq listing rules, the Federal Deposit Insurance Act and related regulations. The Board has determined that Pamela A. Little qualifies as an audit committee financial expert under the Nasdaq listing rules and applicable securities regulations.

Executive and Governance Committee – This committee conducts Board business between regular meetings as needed and provides oversight and guidance to the Board to ensure that the structure, policies, and processes of the Board and its committees facilitate the effective exercise of the Board's role in governing the Company. The committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the Board and its committees as stated in the Corporate Governance Policy. This committee is also responsible for maintaining the Code of Ethics and Business Conduct, the annual CEO evaluation process, and the annual Board evaluation process.

Nominating Committee – Members of this committee are independent directors within the meaning of the Nasdaq listing rules. The Nominating Committee makes recommendations to the Board with respect to nominees for election as directors. In exercising its responsibilities, the Nominating Committee considers general criteria and particular objectives or needs of the Company for specific competencies. The committee also has the authority to engage an outside search firm to source qualified candidates. See page 5 for a discussion of the nomination process.

Compensation Committee – Members of this committee are independent directors within the meaning of the Nasdaq listing rules. The Compensation Committee is responsible for developing executive compensation philosophy and determining all elements of compensation for executive officers including base salaries, short-term incentive compensation, equity awards, and retirement benefits. In addition, the committee considers other compensation and benefit plans on behalf of the Board as required by regulation. The committee is charged with assessing whether the compensation plans encourage or reward unnecessary or excessive risk-taking by participants. The committee is also responsible for reviewing and making recommendations for non-employee director compensation and administering the Company’s equity compensation plans.

Risk Committee – The Risk Committee is responsible for assisting the Board in its oversight of the Company’s enterprise risk management, including the review and approval of significant policies and practices concerning the various risks described in its charter as well as the analysis and assessment of potential risk in order to make recommendations to the Board on strategic initiatives. The Board delegates to the Risk Committee the oversight of specific risks as mandated by law or regulation, the authority to manage the Company’s affairs with regard to risk and the authority to handle unresolved issues referred to it by the Board for further deliberation and recommendation. The Risk Committee works closely with the Chief Risk Officer to monitor key risk indicators and oversee the Company’s enterprise risk management structure.

12 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Current Board Committee Membership and Number of Meetings –

Name	Executive & Governance	Nominating	Audit	Compensation	Risk
Number of meetings in 2020	4	3	8(1)	6	6
Mona Abutaleb				X	X
Ralph F. Boyd, Jr.	X	X		Chair
Mark E. Friis	X	X			Chair
Brian J. Lemek				X
Pamela A. Little	X	X	Chair
James J. Maiwurm			X		X
Walter C. Martz, II			X
Mark C. Michael				X
Mark C. Micklem			X		X
Gary G. Nakamoto					X
Christina B. O’Meara				X
Robert L. Orndorff	Chair	X	X	X	X
Craig A. Ruppert	X	Chair
Daniel J. Schrider	X				X

(1) The Audit Committee met four times in person and four times by teleconference to approve quarterly earnings releases.

Director Attendance at Board and Committee Meetings

Each of our directors takes his and her commitment to serve on the Board very seriously as demonstrated by the superior attendance record achieved each year. During 2020, the Board held nine regular meetings and three special meetings. Attendance at all Board and committee meetings averaged 99%. In accordance with the Corporate Governance Policy, all incumbent directors attended well over 80% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees on which they served.

Attendance at the Annual Meeting of Shareholders

The Board believes it is important for all directors to attend the annual meeting of shareholders to show support for the Company and to provide an opportunity to interact with shareholders directly. It is our policy that directors should attend the annual meeting of shareholders unless unable to attend by reason of personal or family illness or other urgent matters. In 2020, due to concerns for the COVID-19 pandemic and the safety of our directors and shareholders, the annual meeting was held in a virtual-only format for the first time. All of our directors attended the 2020 annual meeting via teleconference.

Director Compensation

Only non-employee directors are compensated for their service as board members. In 2020, the Compensation Committee decided to leave non-employee director compensation unchanged from the prior year.

Cash Compensation – Non-employee directors received cash compensation in 2020 as follows:

Annual Cash Retainer Per Director	$30,000

Additional Cash Annual Retainer for Board and Committee Chairs
Chair of Board	$40,000
Audit Committee	$15,000
All Other Committees	$10,000

Board Meeting Attendance Fee (per meeting)	$1,200
Attending an in-person Board meeting by phone	$500

Committee Meeting Attendance Fee (per meeting)	$1,000

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Under normal circumstances, directors are encouraged to attend all meetings in person unless the meeting is called by teleconference. Beginning in March 2020, all board and board committee meetings were held by virtual communication software. Directors were compensated for these meetings per usual. Directors were not paid for limited-purpose teleconference meetings, and members of the Nominating Committee were not paid when the Executive & Governance Committee met on the same day. All directors of the Company also serve as directors of Sandy Spring Bank, for which they did not receive any additional compensation.

Equity Compensation – On March 11, 2020, each director received a grant of restricted stock units valued at $35,000. The restricted stock units will vest over three years in equal increments, and vesting accelerates upon the permanent departure from the Board other than removal for just cause.

Deferred Fee Arrangements – Directors are eligible to defer all or a portion of their fees under the Director Deferred Fee Plan. The amounts deferred accrue interest at 120% of the long-term Applicable Federal Rate, which is not considered “above market” or preferential. Except in the case of financial emergency, deferred fees and accrued interest are payable only following termination of a director's service, at which time the director’s deferral account balance will be paid in a lump sum. Mr. Orndorff is a party to a Directors’ Fee Deferral Agreement, under which deferrals ceased in 2004, pursuant to which his beneficiary would receive a death benefit equal to the greater of the projected retirement benefit or the combined deferral account balance under the two fee deferral arrangements should his death occur while actively serving as a member of the Board.

2020 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Ralph F. Boyd, Jr.	$62,200	$35,000	$2,481	$99,681
Mark E. Friis	$64,400	$35,000	$3,681	$103,081
Robert E. Henel, Jr. (4)	$13,000	-	$756	$13,756
Brian J. Lemek	$47,500	$35,000	$1,391	$83,891
Pamela A. Little	$67,400	$35,000	$2,481	$104,881
James J. Maiwurm	$54,400	$35,000	$2,481	$91,881
Walter C. Martz, II	$46,500	$35,000	$1,991	$83,491
Mark C. Michael	$48,700	$35,000	$2,422	$86,122
Mark C. Micklem	$54,400	$61,433	$2,095	$117,928
Gary G. Nakamoto	$51,400	$35,000	$3,081	$89,481
Christina B. O’Meara	$47,500	$35,000	$1,391	$83,891
Robert L. Orndorff	$111,499	$35,000	$2,481	$148,881
Joe R. Reeder(4)	$8,000	-	$697	$8,697
Craig A. Ruppert	$58,400	$35,000	$2,481	$95,881
Mona Abutaleb Stephenson	$56,400	$35,000	$2,481	$93,881

(1)	All or a portion of the reported cash compensation may be deferred under the Director Fee Deferral Plan. Please see the description of “Director Compensation” on page 13.

(2)	On March 11, 2020, each director serving at the time was granted 1,326 restricted stock units. Mr. Micklem received an additional 1,001 restricted stock units for his service for the prior year. The value reported represents the grant date fair value of the award computed in accordance with FASB ASC Topic 718, and based on a grant date stock price of $26.40 per share. On April 1, 2020, upon joining the Board, Mr. Lemek, Mr. Martz, and Ms. O’Meara were granted 1,546 restricted stock units. The value reported represents the grant date fair value of the award computed in accordance with FASB ASC Topic 718, and based on a grant date stock price of $22.64 per share. On December 31, 2020, each non-employee director had 885 shares of restricted stock and 1,326 restricted stock units with the exception of Mr. Micklem who had 2,327 restricted stock units, and Ms. O’Meara, Mr. Lemek, and Mr. Martz who had 1,546 restricted stock units.

(3)	Amounts in this column represent dividends paid on restricted stock, dividend equivalents paid on restricted stock units and meeting fees for attendance at advisory board meetings.

(4)	Messrs. Henel and Reeder retired from the Board effective June 4, 2020 at which time their outstanding restricted stock vested.

14 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Stock Ownership Requirements for Directors

According to the Company’s bylaws, qualified directors are required to hold unencumbered shares of common stock with a fair market value of $1,000. The Corporate Governance Policy requires this minimum ownership position to increase with each year of service up to the lesser of 5,000 shares or $175,000 in fair market value by January 1st following the director’s fifth anniversary of service. All of the directors exceed the requirements of the policy.

Hedging Policy

Under our Insider Trading Policy, the Company’s directors, officers and employees are prohibited from entering into hedging or monetarization transactions, such as short sales, publicly-traded options, margin accounts, equity swaps, puts, calls, forwards or similar arrangements, with respect to Company securities.

SECTION 16(A) REPORTING COMPLIANCE

General

Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors, and any persons who own more than ten percent of a registered class of the Company’s equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Specific dates for such filings have been established by the SEC, and the Company is required to report in this proxy statement any failure to file reports in a timely manner in 2020.

Delinquent Section 16(a) Reports

Based solely on the review of the copies of forms it has received and the written representation from each person, all the executive officers and directors have complied with filing requirements applicable to them with respect to transactions during 2020 with the single exception of a Form 4 for Kenneth C. Cook that was filed one day late.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Stock Ownership of Certain Beneficial Owners

Name	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding as of March 1, 2021
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	4,386,212	(1)	9.2%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Austin, TX 78746	2,754,083	(2)	5.8%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	2,604,130	(3)	5.5%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	2,479,823	(4)	5.2%

(1)	According to the Schedule 13G/A filed by Blackrock, Inc., with the SEC on February 1, 2021, BlackRock, Inc., had sole voting power with respect to 4,176,175 shares and sole dispositive power with respect to 4,386,212 shares.

(2)	According to the Schedule 13G/A filed by Dimensional Fund Advisors LP on February 16, 2021, Dimensional Fund Advisors had sole voting power with respect to 2,648,782 shares and sole dispositive power with respect to 2,754,083 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-advisor and/or manager Dimensional may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities.

(3)	According to the Schedule 13G/A filed by T. Rowe Price Associates, Inc., with the SEC on February 16, 2021, T. Rowe Price Associates, Inc. had sole voting power with respect to 630,470 shares, and sole dispositive power with respect to 2,604,130.

(4)	According to the Schedule 13G/A filed by The Vanguard Group, with the SEC on February 10, 2021, The Vanguard Group had shared power to vote 42,615 shares, sole dispositive power with respect to 2,398,535, and shared dispositive power with regard to 81,288 shares.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 15

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information as of February 16, 2021, with respect to the shares of common stock beneficially owned by each director and director-nominee, by the 2020 named executive officers, and by all directors and executive officers as a group. No individual holds more than 1% of the total outstanding shares of common stock. All directors and executive officers as a group beneficially own 3.05% of the Company’s outstanding common stock.

Name	Shares Owned(1)(2)	Restricted Stock Awards(3)	RSUs Vesting Within 60 days and Exercisable Options	Total Beneficial Ownership	Additional Underlying Stock Units(4)	Total
Mona Abutaleb Stephenson	3,545	885	442	4,872	884	5,756
Ralph F. Boyd, Jr.	6,303	885	442	7,630	884	8,514
Mark E. Friis(5)	43,484	885	442	44,811	884	45,695
Brian J. Lemek	251,546	-	515	252,061	1,031	253,092
Pamela A. Little	25,585	885	442	26,912	884	27,796
James J. Maiwurm(6)	5,740	885	442	7,067	884	7,951
Walter Clayton Martz II(7)	29,901	-	515	30,416	1,031	31,447
Mark C. Michael	24,476	885	442	25,803	884	26,687
Mark C. Micklem	12,000	-	943	12,943	1,384	14,327
Gary G. Nakamoto	8,021	885	442	9,348	884	10,232
Christina B. O’Meara(8)	44,428	-	515	44,943	1,031	45,974
Robert L. Orndorff(9)	167,018	885	442	168,345	884	169,229
Craig A. Ruppert	103,000	885	442	104,327	884	105,211
Daniel J. Schrider (10)	84,468	34,098	-	118,566	12,785	131,351
Philip J. Mantua(11)	50,609	13,432	-	64,041	4,999	69,040
Joseph J. O’Brien(12)	44,086	16,306	-	60,392	6,464	66,856
R. Louis Caceres	30,821	12,714	-	43,535	4,455	47,990
Kevin Slane(12)	7,024	8,408	-	15,433	2,743	18,176
All directors and all executive officers as a group (22 persons)	1,186,199	124,446	138,149	1,448,794	57,338	1,506,132

(1)	Under the rules of the SEC, an individual is considered to "beneficially own" any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.

(2)	Only whole shares appear in the table. Fractional shares that may arise from reinvested dividends are not shown.

(3)	Includes time-based restricted stock awards with voting power for directors and executives and performance-based restricted stock awards with voting power for executives, reported at the target levels.

(4)	Includes time-based restricted stock units without voting power for directors and performance-based restricted stock units without voting power for executives, reported at target levels.

(5)	Includes 30,782 shares owned by Mr. Friis’ Living Trust for which Mr. Friis and his spouse share investing and voting power.

(6)	Mr. Maiwurm will retire from the Board on April 28, 2021 at which time all outstanding restricted stock awards will vest.

(7)	Includes 2,183 shares held in three trusts for which Mr. Martz is trustee. Mr. Martz has no pecuniary interest these holdings.

(8)	Includes 7,343 shares owned by Ms. O’Meara’s spouse

(9)	Includes 154,606 shares owned by trusts for which Mr. Orndorff and his spouse, as co-trustees, share investment and voting power.

(10)	Mr. Schrider’s shares include 6,487 shares held through employee benefit plans and 56 shares owned by Mr. Schrider’s son.

(11)	Mr. Mantua’s shares include 17,608 shares held through employee benefit plans.

(12)	Mr. O’Brien’s shares include 5,339 shares held through employee benefit plans.

(13)	Mr. Slane’s shares include 2,230 shares held through employee benefit plans.

16 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

RELATED PARTY TRANSACTIONS

The Board adopted a written policy with respect to “related party transactions” to document procedures pursuant to which such transactions are reviewed, approved or ratified. Under SEC rules, “related parties” include any director, executive officer, or greater than 5% stockholder of the Company, and their immediate family members. The policy applies to any transaction in which the Company is a participant, any related party has a direct or indirect material interest, and the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K, including banking, insurance, trust and wealth management services provided to related parties on substantially the same terms for comparable services provided to unrelated third parties. In addition, loans to related parties are excluded from the policy, but only if the loan (i) is made in the ordinary course of business, (ii) is on market terms or terms that are no more favorable than those offered to unrelated third parties, (iii) when made does not involve more than the normal risk of collectability or present other unfavorable features, (iv) would not be disclosed as nonaccrual, past due, restructured or a potential problem loan, and (v) complies with applicable law.

The Audit Committee, with assistance from the Company’s General Counsel, is responsible for reviewing and, where appropriate, approving or ratifying any related person transaction involving the Company or its subsidiaries and related parties.

As required by federal regulations, extensions of credit by the Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by disinterested directors. Extensions of credit to directors or officers of the Company and Bank are subject to approval by the disinterested members of the Board per the terms of Regulation O and Bank policy.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis (“CD&A”) provides a detailed description of the Company’s executive compensation philosophy, components, and the factors used by the Compensation Committee (or “committee” within this section) for determining 2020 compensation for the named executive officers, identified pursuant to the rules of the Securities and Exchange Commission. This discussion should be read in conjunction with the compensation tables and accompanying narrative starting on page 30. For 2020, the named executive officers were:

Daniel J. Schrider	President, Chief Executive Officer
Philip J. Mantua	EVP, Chief Financial Officer
Joseph J. O’Brien, Jr.	EVP, Chief Banking Officer
R. Louis Caceres	EVP, Wealth Management, Insurance, and Mortgage
Kevin Slane	EVP, Chief Risk Officer

Executive Summary

Sandy Spring Bancorp, Inc. (the “Company”) is headquartered in the suburban Washington, D.C. town of Olney, Maryland and is the holding company for Sandy Spring Bank, a premier community bank in the greater D.C. region. With over 60 locations in Maryland, Virginia, and the District of Columbia, we offer a broad range of commercial and retail banking services, mortgages, private banking, and trust services throughout central Maryland, Northern Virginia, and the District of Columbia. Through our subsidiaries Sandy Spring Insurance Corporation, West Financial Services, Inc., and Rembert Pendleton Jackson, we also offer a comprehensive array of insurance products and wealth management services.

2020 Financial Performance and Business Highlights – 2020 was an extraordinary year by any standard and would have been so for the Company without the impact of a global pandemic. The year was to be an ambitious one with two acquisitions scheduled to close, a major integration of systems, facilities and people, and the implementation of a significant new accounting standard for loan losses known as Current Expected Credit Losses (“CECL”). All of these were accomplished in the midst of, and in addition to, responding to the needs of our community, clients and employees during the pandemic.

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On February 3, 2020, the Company closed on the acquisition of Rembert Pendleton Jackson (“RPJ”), a highly-regarded financial management and investment advisory firm, adding a new subsidiary and expanding our wealth management business. At the time of closing, RPJ added $1.3 billion in assets under management, bringing total assets under management to $4.5 billion at the time. By December 31, 2020, assets under management reached $5.2 billion and income from wealth management increased 35% over 2019.

The acquisition of Revere Bank (“Revere”) with $2.8 billion in assets, our largest acquisition to date, closed on April 1, 2020. This strategic, in-market transaction allowed us to deepen our presence in the Greater Washington, DC metropolitan area, realize significant efficiencies through the consolidation of nine branch offices, and cross the threshold of $10 billion in assets in a meaningful way. We also gained three experienced directors on the Board, and added former Co-CEOs Kenneth C. Cook and Andrew F. Flott, among many other talented individuals, to our team. The integration of systems with Revere occurred on August 17, 2020, five months into the COVID-19 crisis.

By the time the Revere transaction closed, the national and local economy was already severely affected by the pandemic. Management had activated business continuity plans, and on March 16, 2020 branch lobbies were closed to walk-in service. A full description of our response to the pandemic is provided below.

Our most significant contribution came in the form of Paycheck Protection Plan (“PPP”) loans to small businesses throughout our market. On March 27, 2020, Congress authorized the Small Business Administration (“SBA”) to implement this relief program, initiating a surge of requests from clients. In response, our credit teams went to exceptional lengths to establish systems, processes, and funding. Over 200 employees worked on the PPP initiative to make 5,445 loans for $1.1 billion to local businesses in a matter of weeks. Over 70% of these loans averaged under $50,000 each. A tremendous effort that yielded extraordinary results, Sandy Spring Bank made more PPP loans in the greater Washington, D. C. market than any other locally headquartered bank.

The stress of business closures at the onset of the COVID-19 crisis led to economic forecasts that had a substantial impact on the Company’s net income for the second quarter of 2020. In addition to M&A expenses and related charges that impacted this period, the economic inputs in our CECL model translated into an additional $44 million in provision for credit loss expense, resulting in a loss for the quarter of $14.3 million.

The Federal Reserve’s emergency response to cut interest rates on March 15, 2020 brought interest rates to historic lows and drove a surge in demand for mortgage loans. For the year 2020, income from mortgage banking activities increased 172% over 2019. This increase, together with the acquisition of RPJ, resulted in a 44% increase in noninterest income for 2020.

Without the burden of M&A costs and high provision expense, the second half of 2020 yielded record results. Following the successful integration of Revere and RPJ, net income for the third quarter was $44.6 million, $0.94 per diluted share a 14.6% increase over 2019, and net income for the fourth quarter was $56.7 million, $1.19 per diluted share a 48.6% increase from the prior year.

Asset quality remained very strong throughout 2020. At December 31, 2020, the allowance for credit losses was $165.4 million or 1.59% of outstanding loans and 143% of nonperforming loans. Net charge-offs for the year were 0.01% of total average loans compared to 0.03% in 2019.

Non-interest expense increased 43% for 2020. Excluding the impact of M&A expenses and $5.9 million in prepayment penalties resulting from the liquidation of acquired FHLB borrowings, growth in expenses was 26% over the prior year. The non-GAAP efficiency ratio for 2020 was 46.53% compared to 51.52% in 2019.

Lastly, capital levels and liquidity measures remained at or above all policy guidelines during 2020. At December 31, 2020, the Company had a total risk-based capital ratio of 13.93%, a tier 1 risk-based capital ratio of 10.58% and a tier 1 leverage ratio of 8.92%. Details on the Company’s performance can be found in the annual report on Form 10-K for the year ended December 31, 2020.

18 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Alongside financial success in 2020, Sandy Spring Bank was named a 2020 Best Bank to Work For by American Banker, a list of only 85 banks from across the country. For the second year in a row, the Bank was also named a Top Workplace by both The Washington Post and Baltimore Sun, and, based on a culture assessment completed by over 700 employees, Sandy Spring Bank was certified as a “Great Place to Work” by the Great Place to Work Institute. These accolades were based on direct feedback from employees during a very challenging year.

Response to COVID-19 – As the significant threat of the COVID-19 pandemic became clear, we implemented pandemic protocols to help ensure the safety and wellbeing of our employees and their families and enable them to continue to provide high-level, uninterrupted support to our clients. Specifically, we:

•	Suspended all business-related travel, limited in-person meetings with outside parties, and asked employees to postpone non-essential personal travel.

•	Implemented enhanced cleaning and disinfecting procedures.

•	Closed branch lobbies to the public, established a process for clients to schedule appointments for critical needs, made a wider range of transactions possible in drive-thru facilities.

•	Temporarily closed certain branches that do not have drive-thru facilities. All branches have since re-opened for appointment-only business though some may have reduced hours.

•	Transitioned approximately 85% of non-branch personnel to teleworking.

•	Developed comprehensive guidance for responding to a COVID-19 diagnosis or exposure in our operations.

In July 2020, we began a phased approach to returning employees to the office while continuing to operate with appointment-only lobby access in all branch offices and capping staffing levels at non-branch facilities at 25 percent of normal occupancy. Our return-to-work roadmap has been informed, in part, by feedback from employee surveys. We have committed to continue operating in “phase 1” of our roadmap through June 30, 2021.

To support employees and their personal needs during the pandemic, we took the following steps for all employees.

•	Enhanced Personal Leave. We established a special enhanced personal leave benefit by providing up to two weeks of additional paid time off to employees who are unable to work for reasons related to COVID-19. We also created a COVID-19 hardship leave benefit, comparable to the benefit created under the Families First Coronavirus Response Act, which provides up to 12 additional weeks of expanded family and medical leave for specified reasons related to COVID-19.

•	Appreciation Bonus. Branch personnel and support staff whose responsibilities do not permit them to work remotely were awarded a bonus of up to $1,200.

•	Well-being Resources. All employees had access to resources to support mental health and wellness through our Employee Assistance Program.

•	Open Lines of Communication. Executive management communicated frequently with employees, providing regular updates regarding safety measures and the resources and benefits available.

Throughout the challenge of the COVID-19 pandemic, we have remained fully operational and committed to safely serving our clients. We also took steps to help alleviate the financial impact of the pandemic for clients.

•	Increased services available through drive-thru facilities.

•	Launched webpage to provide clients with up-to-date information about bank services, resources and federal relief.

•	Established a moratorium on foreclosures and repossessions.

•	Waived fees for all ATM transactions through January 31, 2021.

•	Waived certain fees for remote check deposits for business clients.

•	Waived certain penalties for early CD withdrawals less than $10,000.

Many of our small business clients operate hotels, restaurants, retail properties and other businesses that have been affected by the pandemic, or work for such businesses. To help clients weather this crisis, we provided temporary payment accommodations that allowed clients to defer their loan payments without penalty.

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2020 Executive Compensation Elements

The compensation elements for 2020 included base salary, short-term incentive, long-term incentive (equity) and a deferred cash bonus as shown in the following table and described further herein. These elements did not change materially in 2020.

	Description	Objectives		Performance Metrics
Base Salary	Cash	•	Reflect each executive’s role, performance, skills, contributions

Annual Incentive	Cash payment based on performance	•	Reward achievement of performance metrics		See “Elements of Compensation – Executive
	metrics from annual business plan.	•	Attract and motivate talent		Team Incentive Plan (“ETIP”)”
		•	Encourage focus on overall company performance

Long-term Incentive	Performance-based restricted stock units	•	Reward performance over time.	•	Relative 3-year TSR
		•	Attract and motivate talent	•	EPS Growth
		•	Align with shareholder interests	•	Relative return on average tangible common equity

	Time-based restricted stock	•	Attract and retain talent	•	3-year service, pro-rata annual vesting
		•	Align with shareholder interests

Deferred Cash	Deferred cash bonus based on	•	Reward superior performance to peers.	•	Relative return on average assets
	annual performance	•	Supplement retirement
		•	Attract and retain talent

Target Compensation Mix

“Say On Pay” Vote and Shareholder Alignment

On June 4, 2020 shareholders voted on a non-binding resolution to approve the compensation for the named executive officers, commonly referred to as a “Say on Pay” vote. The resolution was approved with an affirmative vote of 97% of votes cast, which reflects a strong vote of confidence in our executive compensation program and practices.

20 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Executive Compensation Practices

Yes	Leading Practices	No	Avoided Practices
✓	Independent compensation consultant retained by and reports to the Compensation Committee.	X	No tax gross-ups
✓	Significant portion of compensation is performance-based.	X	No “single-trigger” vesting of equity awards upon a change in control
✓	Minimum performance must be attained before any awards can be paid.	X	No “single trigger” severance upon a change in control
✓	Short-term incentives have minimum triggers and maximum caps.	X	No excessive perquisites
✓	Incentive compensation is subject to the Company’s “Clawback” Policy	X	No hedging or pledging of stock
✓	NEOs are subject to stock ownership requirements.	X	No encouraging excessive risk-taking
✓	Annual risk assessment related to executive compensation programs.	X	No SERPs

Executive Compensation Philosophy

The Compensation Committee of the board is committed to rewarding executive management for the Company’s performance achieved through planning and execution. Therefore, the committee has developed a philosophy that identifies three guiding principles to properly structure and design elements of executive compensation. In short, executive compensation should be aligned, balanced, and rewarding.

Aligned – Executive compensation must be aligned with the Company’s strategic objectives, which state that the Company will earn independence by creating franchise and shareholder value. In order to align compensation to this strategy, a significant portion of total compensation is tied to Company performance, both absolute and relative.

Compensation must also be aligned with the competitive markets in order to attract and retain the talent, skills, and experience needed in executive management. The committee works with an independent compensation consultant to receive periodic analyses that benchmark compensation with market trends and practices.

Finally, compensation must align the interests of executives with those of shareholders to ensure that management will be rewarded for increasing shareholder value. To accomplish this, a significant portion of total compensation is in the form of equity.

Balanced – Executive compensation must balance a number of factors. Compensation should have a proper mix of fixed and variable elements, compensation arrangements should use multiple performance measures for balanced achievement, awards should balance short and long-term results with short and long-term career objectives, including retirement, and compensation must always balance risk with reward so as not to encourage excessive risk-taking.

Rewarding – Executive compensation must provide the means to attract, motivate, and retain the caliber of talent and leadership needed to support the Company’s long record of growth and profitability. Compensation arrangements should motivate executives to work collaboratively and creatively to generate a high-level of synergistic performance by and among the officers and employees.

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To protect shareholders’ interests, the Committee is also committed to ensuring that rewards are not excessive or paid to the Company’s detriment. Consequently, compensation arrangements incorporate devices such as triggers, thresholds, and maximums, and the board has adopted a “clawback” policy in the event of an accounting restatement. In addition, the committee periodically conducts a risk analysis to ensure that compensation programs do not reward excessive risk-taking.

The committee believes this philosophy will ensure the executives have a market-driven level of base compensation and benefits, with the opportunity for significant short and long-term rewards tied to performance and shareholder value. See Elements of Compensation on page 21 for information on how the committee allocates compensation to further the Company’s compensation philosophy.

Factors for Determining Compensation

Goal Setting for Compensation Purposes – On an annual basis, the Board approves the Company’s financial plan. This plan is designed to support a multi-year strategic plan by setting annual targets for achievement that support the long-term objectives expressed in the strategic plan. Once the annual financial plan is approved by the Board, performance measures and targets for incentive-based compensation are derived from the plan. Mr. Schrider and Mr. Mantua report on the Company’s performance to the Board at each regularly scheduled board meeting.

Peer Group Benchmarking – A critical element of the Company’s compensation philosophy is a comparative analysis of the compensation mix and levels relative to a peer group of publicly traded, commercial banks. This analysis is a key driver of specific compensation decisions for the named executive officers and ensures proper alignment between our performance and compensation programs relative to peers, thus enabling the Company to attract and retain executive talent through competitive compensation programs.

Each year the committee reviews the peer group to determine if adjustments are necessary. For 2020, the committee selected publicly-traded commercial banks with assets between approximately $7 to $22.0 billion in 2019 from the Mid-Atlantic region plus Virginia, West Virginia, North Carolina, Massachusetts, and Ohio. The median asset size of the peer group was $11.2 billion, placing the Company at the 50th percentile based on the pro forma asset size in anticipation of the Revere Bank acquisition. Peer proxy data was supplemented with survey data from national banking surveys. The 2020 peer group included the following 19 banks, of which 17 were used the previous year:

Atlantic Union Bankshares	VA	Independent Bank Corporation	MA
Berkshire Hills Bancorp, Inc.	MA	NBT Bancorp, Inc.	NY
Brookline Bancorp, Inc.	MA	OceanFirst Financial Corporation	NJ
Community Bank System, Inc.	NY	Park National Corporation	OH
Customers Bancorp, Inc.	PA	S&T Bancorp, Inc.	PA
Eagle Bancorp, Inc.	MD	TowneBank	VA
First Commonwealth Financial Corp.	PA	United Bankshares, Inc.	WV
First Financial Bancorp	OH	Wesbanco, Inc.	WV
Flushing Financial Corporation	NY	WSFS Financial Corporation	DE
Fulton Financial Corporation	PA

Committee Discretion and Final Compensation Decisions – The committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls, as well as risk, compliance and regulatory matters. The committee also retains the discretion to increase awards or consider special awards for significant performance or due to subjective factors, or exclude extraordinary non-recurring results.

Elements of Compensation

Base Salary – Base salary is the fundamental element of executive compensation. The committee reviews salaries in March in conjunction with annual performance appraisals for the preceding year. In determining base salaries, the committee considers the executive's qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, and the executive's past performance. The committee seeks to pay a base salary, commensurate with the individual’s experience and performance, at market competitive levels. Mr. Schrider recommended base salaries for executive officers other than himself, and the committee deliberated on Mr. Schrider’s salary. The resulting salary adjustments, shown below, were effective March 22, 2020.

22 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Name	Prior Base Salary	Amount of Increase	New Base Salary	Percent Increase
Daniel J. Schrider	$750,000	$75,000	$825,000	10.0%
Philip J. Mantua	$406,000	$19,000	$425,000	4.7%
Joseph J. O’Brien, Jr.	$455,000	$45,000	$500,000	9.9%
R. Louis Caceres	$392,000	$28,000	$420,000	7.1%
Kevin Slane	$362,000	$13,000	$375,000	3.6%

Executive Team Incentive Plan (“ETIP”) – The ETIP is a short-term, cash compensation plan designed to recognize and reward participants for their success in achieving specific Company goals and paid under the 2015 Omnibus Incentive Plan, which was approved by shareholders.

At the time the committee met to approve performance metrics and targets in March 2020, the committee recognized the significant uncertainty that the COVID-19 pandemic would have on the Company’s business, employees and clients. As a result, the committee determined it would be impractical to establish specific performance targets at that time. Over several meetings, through the summer and fall, the committee developed a robust list of quantitative and qualitative performance factors that the committee would use to determine annual incentive awards at the end of the year. Below is a list of the quantitative and qualitative performance factors that would be evaluated at year end by the committee:

Quantitative Performance Factors	Qualitative Performance Factors
Pre-tax, pre-provision, pre-merger income	Integration of RPJ and Revere Bank
Operating earnings	Corporate response to COVID-19 pandemic
Operating ROAA	Paycheck Protection Program (PPP)
Operating ROATCE	External recognitions
Non-GAAP Efficiency Ratio
Fee Income Growth
Capital Ratios

The quantitative measures evaluated for 2020 included non-GAAP measures such as the non-GAAP efficiency ratio and operating earnings. Management believes that these measures focused on the core operating results of the Company and provided a meaningful comparison of performance from year to year. In making their decision, the committee was provided with reports that reconciled all non-GAAP measures to GAAP measures. A full discussion regarding the use of non-GAAP measures may be found in the Annual Report on Form 10-K for the year ended December 31, 2019.

At year end the committee met to discuss performance against the pre-defined quantitative and qualitative performance factors above.

Results of the quantitative measures were:

•	Pre-tax, pre-provision, pre-merger income. The result for 2020 was $235.2 million, which exceeded the 2020 financial plan by $18.8 million.

•	Operating earnings. This metric excludes provision expense (net of tax), merger expense (net of tax), PPP funding expense (net of tax) and PPP interest income. The Company reached its financial plan target of $165 million for 2020.

•	Operating return on average assets (excluding PPP loans). The result for 2020 was 1.50%, which exceeded the financial plan target of 1.48% for 2020.

•	Operating return on average tangible common equity. The result for 2020 was 17.71% compared to the financial plan target of 18.33% for 2020.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 23

•	Non-GAAP efficiency ratio. This ratio was 46.53% in 2020 compared to a financial plan target of 48.34%. The committee also took note that the median non-GAAP efficiency ratio for the peer group was 56.35%.

•	Fee income growth. Total fee income for 2020 was $102 million, which exceeded the financial plan target by $18.9 million or 23% for 2020.

•	Capital adequacy. All capital measures remained above regulatory and (higher) internal policy limits.

Results of the qualitative measures were:

•	Integration of RPJ and Revere Bank. The committee noted that integrations of both acquisitions were completed successfully and on schedule despite the remote work environment imposed by the pandemic.

•	Corporate response to the COVID-19 pandemic. The committee recognized the success of management in responding to the needs of employees and clients as described above under “Response to COVID-19.”

•	Paycheck Protection Program. The committee noted the extraordinary effort of the Company in originating over 5,400 loans totaling $1.135 billion under phase one of PPP that ran through August 8, 2020.

•	External recognitions. Finally the committee also took note of the many recognitions received by the Company in 2020, several of which were based on employee feedback. These recognitions were a top workplace by The Washington Post and Baltimore Sun for the second consecutive year; one of American Banker’s Best Banks to Work For; certification as A Great Place to Work by the Great Place to Work Institute; #1 company for employee volunteerism in the Washington Business Journal; and being named the Top Bank in Maryland and one of America’s Best-in-State Banks by Forbes.

In February 2021, the committee reviewed the results above and recognized that 2020 was an extraordinary year for many reasons. The pandemic created unprecedented challenges for the Company’s business, employees and customers, and leadership immediately shifted priorities to ensure employee safety and customer response. This was also done in the midst of the acquisition and integration of two companies and while taking on the additional workload to participate in the Paycheck Protection Program. Despite the obstacles, core performance of the Company was very strong and the Company achieved new milestones in its mortgage and wealth businesses.

After significant discussion, the committee approved target payouts for all participants in the ETIP, including the named executive officers. The amounts paid are shown below and in the Summary Compensation Table on page 30.

Name	Target Opportunity (as a % of base salary)	Target Opportunity ($)	2020 ETIP Paid at 100% of Target
Daniel J. Schrider	75%	$618,750	$618,750
Philip J. Mantua	50%	$212,500	$212,500
Joseph J. O’Brien, Jr.	65%	$325,000	$325,000
R. Louis Caceres	50%	$210,000	$210,000
Kevin Slane	45%	$168,750	$168,750

Long-Term, Equity-Based Compensation – The Company’s compensation philosophy identifies equity-based compensation as an effective means of aligning the interests of our shareholders, the performance of the Company, and the retention of executive management. The committee utilized performance-based and time-based restricted stock awards to accomplish these objectives.

Equity awards were granted in March 2020. The target values of the awards, expressed as a percentage of base salary as of December 31, 2019, were consistent with the median benchmark data provided by Meridian. Half of the award, issued in restricted stock (“RSA”), will vest ratably over three years. The second half of the award, granted in restricted stock units (“RSUs”), will vest based on achievement of performance measures.

24 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

		2020 Long-term Incentive Target Award (as a % of base salary(1))
Executive	Title	Time-based Vesting	Performance- based Vesting	Total
Daniel J. Schrider	President & Chief Executive Officer	45.0%	45.0%	90.0%
Philip J. Mantua	EVP - Chief Financial Officer	32.5%	32.5%	65.0%
Joseph J. O'Brien, Jr.	EVP - Chief Banking Officer	37.5%	37.5%	75.0%
R. Louis Caceres	EVP - Wealth Mgmt, Insurance, Mortgage	30.0%	30.0%	60.0%
Kevin Slane	EVP - Chief Risk Officer	20.0%	20.0%	40.0%
(1)	Base salary as of December 31, 2019.

The number of RSAs and RSUs and award values are presented in the Grants of Plan-Based Awards table on page 32.

The 2020 performance RSUs will vest based on the Company’s level of achievement of the following performance measures during the three-year performance period beginning on January 1, 2020, and ending on December 31, 2022:

•	Relative three-year total shareholder return (“TSR”)
•	Cumulative earnings per share (“EPS”)
•	Relative average return on tangible common equity (“ROTCE”).

One third of the performance RSUs will vest based upon the achievement of three-year TSR relative to publicly-traded U.S. banks between 50% and 200% of the Company’s asset size. Threshold performance is 25th percentile, target performance is 50th percentile and maximum performance is 75th percentile.

One third of the performance RSUs will vest based upon the achievement of cumulative EPS over the performance period, adjusted for certain one-time or extraordinary events, such as future M&A activity, compared to specific levels for threshold, target, and maximum.

The final third of the performance RSUs will vest based upon the achievement of ROTCE relative to the peer group listed on page 22. Threshold performance is 25th percentile, target performance is 50th percentile and maximum performance is 75th percentile.

Final payout can range between 0% to 150% of target. For all measures, achievement at threshold will result in vesting of 50% of the target award, achievement at target will result in vesting of 100% of the target award, and achievement at or above maximum will result in vesting of 150% of the target award. Actual performance between threshold and target or between target and maximum will be interpolated to calculate a proportionate award.

Termination provisions for the equity grants are as follows:

•	The time-based RSAs will vest immediately upon the death or disability of the executive. The performance RSUs will immediately vest at the target level upon death. Upon disability or a qualified retirement, the RSUs will vest under the terms of the award agreement as if employment continued through the end of the performance period. In the case of retirement, vesting is conditioned on the executive executing a general release of all then existing claims against the Company and its affiliates in relation to claims relating to or arising from the executive’s employment. For these purposes, a qualified retirement may occur when the executive reaches age 65 or age 60 with 10 years of continuous service.

•	If the Company terminates the executive’s employment without just cause (other than following a change in control) prior to the end of the performance period, the performance RSUs will continue to vest, and the executive will be entitled to receive the number of shares based on actual achievement of the performance-based vesting conditions, prorated to reflect the portion of the performance period that the executive was employed by the Company.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 25

•	Upon a change in control, neither the time-based RSAs nor performance-based RSUs is subject to accelerated vesting nor cash settlement except to the extent that the definitive agreement for the change in control provides for such accelerated vesting or cash settlement. Performance criteria will be deemed to be satisfied at the target level and awards will vest solely by reference to the executive’s continued employment. If, however, within 24 months after the change in control, the executive’s employment is terminated by the Company without just cause or by the executive with good reason, as defined in the award agreement, the award will fully vest upon termination. Additional detail is provided in the Grants of Plan-Based Awards table on page 32.

Results of 2018-2020 Performance-based Awards – In March 2018, the Compensation Committee granted performance-based restricted stock to the executive officers. The award was determined by the three-year TSR performance relative to publicly-traded U.S. banks between 50% and 200% of the Company’s asset size and the attainment of certain cumulative adjusted EPS levels, both equally weighted.

The Committee received a report prepared by Aon Equity Services certifying the result for relative TSR performance for the performance period of January 1, 2018 to December 31, 2020 at 111.39% of target and a report of the adjusted EPS performance at 56.38% of target. The combined result was an award of 83.89% of target, including shares accumulated through dividend reinvestment, for each executive as follows:

Name	Target Opportunity (#)	2018 Performance RSA at 83.89% of Target (#)
Daniel J. Schrider	5,758.08	4,830.41
Philip J. Mantua	2,139.60	1,795.06
Joseph J. O’Brien, Jr.	2,559.19	2,148.25
R. Louis Caceres	2,096.52	1,759.64
Kevin Slane	2,785.30	2,336.97

Deferred Compensation, Retirement Benefits, and Life Insurance Benefits

Executive Incentive Retirement Plan – All executives participate in a nonqualified, deferred compensation plan known as the Executive Incentive Retirement Plan (“EIRP”). Unlike most executive supplemental retirement plans, the EIRP provides contributions in consideration of the Company’s performance each year. Executives receive a minimum cash contribution of 3% of base salary with the opportunity for increased contributions based on identified performance criteria. For 2020, the committee determined to use the measure of core return on average assets (“Core ROAA”), as reported by S&P Global Market Intelligence, as a percent of the peer group median Core ROAA. This measure was similar to the metric of GAAP ROAA as percent of peer group median, which had been used for the past several years. The committee approved the use of Core ROAA, rather than GAAP ROAA, due to the uneven impact of COVID-19, M&A expenses, and the implementation of the new CECL accounting standard (and variable timing of implementation) in 2020. A report comparing the Company’s Core ROAA to the median Core ROAA of the peer group described on page 22 for the performance period ended December 31, 2020 was provided to the committee on February 10, 2021. For those peer banks for which Core ROAA was not calculated by S&P Global Market Intelligence, GAAP ROAA was used. The 2020 schedule for deferral contributions, as follows, was the same one used for the past several years:

26 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Return on Core Average Assets as a Percent of Peer Group Median	Deferral Contribution for Executive Officers % of Base Salary	Deferral Contribution for President & CEO % of Base Salary
80% or below	minimum 3.000%	minimum 3.000%
> 80% to 90%	4.500%	5.125%
> 90% to 100%	6.500%	7.250%
>100% to 110%	7.500%	9.375%
>110% to 120%	9.000%	11.500%
>120% to 130%	10.500%	13.625%
>130% to 140%	12.000%	15.750%
>140% to 150%	13.500%	17.875%
>150% or above	15.000%	20.000%

In 2020, Core ROAA for the Company was 1.07%. Compared to the peer group median of 0.88%, the Company achieved 121.6% of the peer group’s result, yielding a deferral contribution of 13.625% of base salary for Mr. Schrider and 10.50% for the other executive officers. The amounts of the 2020 deferral contributions are shown in the Nonqualified Deferred Compensation Plans section beginning on page 33 along with a description of the terms and conditions for balances paid under the EIRP. The 2020 deferral contributions are also included in the Summary Compensation Table on page 30, and potential awards are further described in the Grants of Plan-Based Awards table on page 32.

401(k) Plan – The named executive officers are eligible to participate in benefit plans available to all employees, including the Sandy Spring Bank 401(k) Plan. The 401(k) Plan provides a 100% match on the first 4% of salary deferred and a 50% match on the next 2% of salary deferred, up to the maximum allowed by the IRS regulations.

Pension Plan – The Sandy Spring Bancorp, Inc. Retirement Income Plan (“Pension Plan”) was generally available to employees through December 31, 2007, at which time the Pension Plan was frozen. Of the named executive officers, Messrs. Schrider, Mantua, and Caceres are participants. The accumulated benefit for each may be found in the Pension Benefits table on page 33.

Life Insurance Benefits – The Company has legacy split dollar life insurance agreements with Messrs. Schrider, Mantua, and Caceres. Under the agreements, in the event of the executive’s death (1) prior to separation from service or (2) after separation from service, other than for cause, following (a) the executive’s attaining age 65, (b) attaining age 60 and 10 years of service, (c) the executive’s disability, or (d) a change in control (as defined in the agreement), the executive’s beneficiary will be entitled to receive from the death proceeds of certain insurance policies owned by the Bank an amount equal to the lesser of (x) two and one-half times the executive’s base salary or (y) the total death proceeds of the policies minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank. The Summary Compensation Table on page 30 includes the value of these benefits in the column labeled All Other Compensation.

Nonqualified Deferred Compensation Plan – Executives and other officers who are eligible may participate in the Sandy Spring Bank Deferred Compensation Plan as described on page 33. Currently, only Mr. O’Brien participates in this plan.

Business-Related Benefits and Perquisites

The committee believes that perquisites should be limited in scope and have a business-related purpose. The committee periodically reviews perquisites to ensure alignment with the desired philosophy. The committee approves specific perquisites or benefits for individuals based on the needs of the position.

In 2020, perquisites for all of the named executive officers included eligibility for a company-paid, supplemental long-term disability insurance policy and a long-term care insurance policy, and a comprehensive executive health screening the values for which, if applicable, are represented under “All Other Compensation” in the Summary Compensation table on page 30.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 27

In addition, Mr. Schrider receives the use of a company-owned vehicle. Mr. Caceres and Mr. O’Brien each receive a car allowance of $1,000 per month. Mr. O’Brien maintains a membership, at company expense, at a country club in Northern Virginia for business development purposes. Mr. O’Brien reimburses the Company for personal use of the membership. Mr. Schrider, Mr. Mantua, and Mr. Caceres have access to a corporate membership at a local country club for business purposes.

Role of the Compensation Committee, Management and Compensation Consultants in the Executive Compensation Process

Role of the Compensation Committee – The Compensation Committee is made up of independent directors as required under the Nasdaq listing rules. Details on the committee's functions are described in the committee’s charter, which has been approved by the Board and is available on our investor relations website.

The committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The committee has sole authority to retain and terminate any compensation consultant and to approve the fee and the terms of engagement. For 2020, the committee engaged an independent consulting firm specializing in executive compensation.

In 2020, the committee reviewed and approved all aspects of compensation plans and policies applicable to the named executive officers, including participation and performance measures. In carrying out its duties, the committee considered the relationship of corporate performance to total compensation; set salary and bonus levels and equity-based awards for executive officers; and reviewed the adequacy and effectiveness of various compensation and benefit plans. The chair of the committee reported committee actions to the Board following each committee meeting.

The committee worked closely with Mr. Schrider to review and discuss his recommendations for the other executive officers. The committee also considered the market analysis provided by the compensation consultant to assess market practices, the mix of fixed and variable compensation, and the levels of compensation for each executive.

The CEO performance evaluation for 2020 was coordinated by BoardVantage, Inc. (formerly Center for Board Excellence), an affiliate of Nasdaq, and involved receiving feedback from each director separately and anonymously for compilation. The Executive and Governance Committee reviewed the compiled evaluation and provided feedback to Mr. Schrider. The Compensation Committee used this evaluation in compensation decisions concerning Mr. Schrider.

Role of Management – In 2020, Mr. Schrider and the executive officers, as customary, were responsible for the development of the Company’s annual business and financial plans as well as a long-term strategic plan, which were reviewed and approved by the Board. The financial plan provided the foundation for setting the performance measures and targets to be achieved during the fiscal year that were included in incentive compensation plans. Messrs. Schrider, Mantua, and General Counsel and Secretary Aaron M. Kaslow as well as other members of management attended portions of the Compensation Committee meetings where Company performance, market considerations, risk and legal analyses were discussed. However, management was not present during final deliberations on executive compensation, and only committee members voted on executive compensation matters.

Role of Independent Compensation Consultant – The committee engages an independent executive compensation consultant to provide commentary, analysis and expertise relating to executive compensation. For 2020 compensation decisions, the committee engaged Meridian Compensation Partners, LLC (“Meridian”). The committee reviewed the Nasdaq independence standards and determined Meridian to be independent with no identified conflicts of interest. The committee had direct access to the consultant and control over the engagement at all times.

The committee considered a market analysis compiled by Meridian when deliberating compensation decisions for 2020. This analysis included, but was not limited to, an assessment of the Company’s compensation programs compared to its peers that included base salary, annual and long-term incentive opportunities and total direct compensation. The analysis provided the committee with a broad array of information with which to assess the Company’s compensation program, and it served as a foundation for compensation decisions. In 2020, the committee requested and received recommendations from Meridian concerning Mr. Schrider’s compensation.

28 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Additional Compensation Policies, Practices and Considerations

Stock Ownership Requirements for Executives – The board believes that the Company’s executive officers should accumulate meaningful equity stakes in the Company in order to further align their economic interests with those of shareholders. Our stock ownership guidelines require the CEO to own shares valued at three times his or her base salary, and other executive officers are required to own shares valued at one times his or her base salary. The officer has five years from the date of hire or promotion to be compliant with these guidelines. All of the named executive officers are compliant with the policy.

Clawback Policy – Under our Clawback Policy in the event the Company is required to prepare an accounting restatement due to the material noncompliance by the Company with any financial reporting requirement under the securities laws, the Board will recover from any current or former executive officer of the Company who received incentive-based compensation during the three years preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement.

Hedging Policy – Under our Insider Trading Policy, the Company’s directors, officers and employees are prohibited from entering into hedging or similar transactions that are designed to offset any decrease in the market value of Company securities.

Risk Assessment of Compensation Policies and Practices – The committee, in consultation with management, periodically assesses the Company’s compensation policies and practices and considers whether our executive compensation program encourages unnecessary or excessive risk taking. The committee also reviews with management the various executive, non-executive, and functional incentive plans operated by the Company. Our executives receive a significant proportion of compensation in the form of equity awards that have performance and vesting features extending over several years. The executives are also subject to stock ownership requirements ensuring they have significant value tied to long-term stock price performance, which discourages imprudent risk-taking. Performance-based equity awards vest based on Company performance over a three-year period, encouraging our executives to focus on long-term performance in addition to annual results. Based on this this review, the Committee determined that the compensation plans are not likely to encourage unnecessary or excessive risk or have a material adverse impact on the company.

Impact of Accounting and Taxation on the Form of Compensation – The committee and the Company consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans. Section 162(m) of the Internal Revenue Code limits the amount of compensation that may be deducted for federal income tax purposes to $1 million per covered employee per taxable year. This $1 million annual limitation applies to all compensation paid to any individual who is the Chief Executive Officer, Chief Financial Officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the committee recommends to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

March 10, 2021

Ralph F. Boyd, Jr., Chairman

Mark E. Friis

Mark C. Micklem

Mark C. Michael

Robert L. Orndorff

Mona Abutaleb Stephenson

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 29

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
			(1)	(2)	(3)	(4)	(5)
Daniel J. Schrider	2020	$804,808	$731,156	$684,082	$13,877	$79,897	$63,179	$2,376,999
President, Chief	2019	$743,269	$-	$479,634	$564,648	$80,740	$61,170	$1,929,461
Executive Officer	2018	$694,254	$150	$525,512	$477,223	$-	$56,876	$1,754,015
Philip J. Mantua	2020	$419,885	$257,125	$267,479	$10,343	$33,311	$33,976	$1,022,120
EVP, Chief Financial	2019	$401,692	$-	$184,273	$243,799	$35,771	$32,460	$897,995
Officer	2018	$380,038	$18,150	$195,283	$207,790	$-	$25,757	$827,018
Joseph J. O'Brien, Jr.	2020	$487,885	$377,500	$345,867	$6,192	$310	$55,220	$1,272,974
EVP, Chief Banking	2019	$446,923	$-	$220,903	$284,977	$548	$51,752	$1,005,103
Officer	2018	$412,885	$20,150	$233,532	$233,606	$624	$44,343	$945,140
R. Louis Caceres	2020	$412,462	$254,100	$238,372	$9,010	$51,215	$53,710	$1,018,869
EVP, Wealth Mgmt,	2019	$388,769	$-	$179,582	$233,667	$53,342	$52,383	$907,743
Mortgage, Insurance	2018	$371,577	$17,150	$191,372	$200,324	$-	$44,452	$824,875
Kevin Slane	2020	$362,283	$208,125	$146,769	$933	$-	$36,712	$754,882
EVP, Chief Risk	2019	$358,769	$-	$132,337	$185,886	$-	$34,093	$711,085
Officer	2018	$220,769	$150,000	$357,439	$138,463	$-	$119,711	$986,382

(1)	The amounts reported for 2020 represent the cash awards under the Executive Team Incentive Plan (“ETIP”) and the Executive Incentive Retirement Plan (“EIRP”) described on pages 23 and 26 respectively and as shown below:

Executive	2020 ETIP Cash Awards	2020 Contributions to the EIRP	Total Bonus Compensation
Daniel J. Schrider	$618,750	$112,406	$731,156
Philip J. Mantua	$212,500	$44,625	$257,125
Joseph J. O’Brien, Jr.	$325,000	$52,500	$377,500
R. Louis Caceres	$210,000	$44,100	$254,100
Kevin Slane	$168,750	$39,375	$208,125

(2)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For 2020, awards consist of restricted stock, which vests ratably over three years, and restricted stock units that vest based on the achievement of certain performance criteria. The performance-based awards assume the probable outcome of performance conditions for the targeted potential value of the award. For valuation and discussion of the assumptions, see Note 13 to the Consolidated Financial Statements in the Annual Report on Form 10-K. Based on the fair value at grant date, the following are the maximum potential values of the performance shares for the 2020 – 2022 performance period assuming maximum level of performance is achieved: Mr. Schrider, $520,220; Mr. Mantua, $203,409; Mr. O’Brien, $263,019; Mr. Caceres, $181,273; and Mr. Slane, $111,998.

(3)	The amounts reported for 2020 are the earnings on existing EIRP balances.

(4)	The amount reported for Mr. O’Brien represents earnings on non-qualified deferred compensation.

(5)	This column consists of other compensation, perquisites and personal benefits for the named executive officers, including as applicable: supplemental long-term care and disability insurance, executive health screening, and life insurance premiums. Each named executive received the following:

Executive	Dividends on Restricted Stock	Car Allowance or Personal Use of Vehicle	401(k) Match	Other	Total All Other Compensation
Daniel J. Schrider	$30,440	$4,557	$14,250	$13,932	$63,179
Philip J. Mantua	$12,154	$-	$14,250	$7,572	$33,976
Joseph J. O’Brien, Jr.	$14,585	$12,000	$14,250	$14,385	$55,220
R. Louis Caceres	$11,535	$12,000	$14,250	$15,925	$53,710
Kevin Slane	$7,550	$-	$14,250	$14,912	$36,712

30 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Outstanding Equity Awards at Fiscal Year End

The following table shows information regarding all unvested equity awards held by the named executive officers at December 31, 2020. These awards are subject to forfeiture until vested, and the ultimate value of performance-based awards is unknown.

	Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
		(#)		($)(1)	(#)		($)
Daniel J. Schrider	3/16/2016	(2)	1,588	$51,118
	3/15/2017	(3)	2,421	$77,932
	4/25/2018	(4)	4,694	$151,100	(5)	4,830	$155,478
	3/06/2019	(6)	4,836	$155,671	(7)	7,774	$250,245
	3/11/2020	(8)	12,785	$411,549	(9)	13,348	$429,672
Philip J. Mantua	3/16/2016	(2)	710	$22,855
	3/15/2017	(3)	1,134	$36,503
	4/25/2018	(4)	1,744	$56,139	(5)	1,795	$57,781
	3/06/2019	(6)	1,858	$59,809	(7)	2,860	$92,063
	3/11/2020	(8)	4,999	$160,918	(9)	5,219	$168,000
Joseph J. O’Brien, Jr.	3/16/2016	(2)	754	$24,271
	3/15/2017	(3)	1,195	$38,467
	4/25/2018	(4)	2,086	$67,148	(5)	2,148	$69,144
	3/06/2019	(6)	2,227	$71,687	(7)	2,451	$78,898
	3/11/2020	(8)	6,464	$208,076	(9)	6,749	$217,250
R. Louis Caceres	3/16/2016	(2)	710	$22,855
	3/15/2017	(3)	1,118	$35,988
	4/25/2018	(4)	1,709	$55,013	(5)	1,760	$56,654
	3/06/2019	(6)	1,811	$58,296	(7)	2,008	$64,638
	3/11/2020	(8)	4,455	$143,406	(9)	4,651	$149,716
Kevin Slane	5/01/2018	(4)	2,187	$70,400	(5)	2,337	$75,228
	3/06/2019	(6)	1,334	$42,941	(7)	2,162	$69,585
	3/11/2020	(8)	2,743	$88,297	(9)	2,863	$92,160

(1)	Aggregate market values are based upon the closing price of $32.19 per share of Company common stock on December 31, 2020.

(2)	Remaining shares granted on March 16, 2016 will vest ratably on each April 1st through 2021.

(3)	Remaining shares granted on March 15, 2017 will vest ratably on each April 1st through 2022.

(4)	Remaining shares granted on April 25, 2018 will vest ratably on the anniversary of the grant through April 25, 2023.

(5)	The performance conditions applicable to this award were satisfied as of December 31, 2020 and the shares subject to this award vested on February 10, 2021 based on achievement at 83.89% of the target level. See page 25 for a description of the results of this award.

(6)	Remaining shares granted on March 6, 2019 will vest ratably on each April 1st through 2022.

(7)	These shares are subject to vesting based upon the achievement of specific performance measures. The amounts shown assume the target level of performance is achieved. The actual award will be determined as of December 31, 2021 based on the 2019-2021 performance period.

(8)	Shares granted on March 11, 2020 will vest ratably on each April 1st starting April 1, 2021 through 2023.

(9)	These shares are subject to vesting based upon the achievement of specific performance measures. The amounts shown assume the target level of performance is achieved. The actual award will be determined as of December 31, 2022 based on the 2020-2022 performance period.

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Grants of Plan-Based Awards

The following table sets forth information on plan-based awards made to the named executive officers in 2020. These include time-based restricted stock awards (“RSA”), performance-based restricted stock units (“RSUs”)that vest based on certain performance criteria, cash awards under the Executive Team Incentive Plan (“ETIP”), and deferred cash awards under the Executive Incentive Retirement Plan (“EIRP”).

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of shares of stock	Grant Date Fair Value of Stock and Options Awards (3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)	(#)	($)
Daniel J. Schrider	RSA	3/11/2020							12,785	$337,268
	RSU	3/11/2020				6,393	12,785	19,178		$346,813
	ETIP		$309,375	$618,750	$928,125
	EIRP		$24,750	$77,344	$165,000
Philip J. Mantua	RSA	3/11/2020							4,999	$131,874
	RSU	3/11/2020				2,500	4,999	7,499		$135,606
	ETIP		$106,250	$212,500	$318,750
	EIRP		$12,750	$31,875	$63,750
Joseph J. O'Brien, Jr.	RSA	3/11/2020							6,464	$170,520
	RSU	3/11/2020				3,232	6,464	9,696		$175,346
	ETIP		$162,500	$325,000	$487,500
	EIRP		$15,000	$37,500	$75,000
R. Louis Caceres	RSA	3/11/2020							4,455	$117,523
	RSU	3/11/2020				2,228	4,455	6,683		$120,849
	ETIP		$105,000	$210,000	$315,000
	EIRP		$12,600	$31,500	$63,000
Kevin Slane	RSA	3/11/2020							2,743	$72,360
	RSU	3/11/2020				1,372	2,743	4,115		$74,408
	ETIP		$84,375	$168,750	$253,125
	EIRP		$11,250	$28,125	$56,250

(1)	The information in these columns reflects the range of potential payouts under the indicated plans as established by the Compensation Committee. The actual amounts earned by each executive under such plans are disclosed in the Summary Compensation Table.

(2)	These columns show the range of possible awards for performance-based vesting of restricted stock units, as further described on pages 24-25. Dividends on the unvested RSUs accumulate additional shares determined by the market price on the dividend payment date, and these shares will be subject to the same performance vesting criteria as the original award.

(3)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718. The grant date per share fair value for the RSA was $26.38. The grant date per share fair value of the RSU award was determined, in part, by an independent, third-party valuation assuming the probable outcome for the performance of total shareholder return. The result was a valuation of $27.13 per share.

Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of restricted stock awards in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (1)
	(#)	($)
Daniel J. Schrider	8,957	$201,486
Philip J. Mantua	3,733	$83,990
Joseph J. O’Brien, Jr.	4,177	$93,974
R. Louis Caceres	3,695	$83,132
Kevin Slane	2,854	$70,869

(1)	The value realized upon vesting is equal to the fair market value of Company common stock on the date of vesting multiplied by the number of shares acquired. The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

32 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Pension Benefits

The following table shows the present value of the accumulated benefit under the Sandy Spring Bancorp, Inc. Retirement Income Plan (“Pension Plan”) for those named executive officers who participate in the Pension Plan. All benefit accruals under the Pension Plan were frozen as of December 31, 2007.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)
Daniel J. Schrider	Pension Plan	19	$501,782
Philip J. Mantua	Pension Plan	9	$274,964
R. Louis Caceres	Pension Plan	9	$364,782

(1)	This plan and related valuation methods and assumptions are included in Note 14 to the Consolidated Financial Statements in the Annual Report on Form 10-K.

Benefits under the Pension Plan are provided on a life basis, with survivor benefits for the employee’s spouse, and are not subject to deduction for Social Security or other offset amounts. When the Pension Plan was active, earnings covered were total wages, including elective pre-tax contributions under the 401(k) Plan, bonuses, and other cash compensation up to the allowable limit under the Internal Revenue Code. The Pension Plan benefit equals the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year's earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year's earnings thereafter, through December 31, 2007. The Pension Plan permits early retirement at age 55 after 10 years of service completed after December 31, 2000.

Pay Ratio

The Company is required by SEC rules to disclose the median of the annual total compensation of all employees of the Company (excluding the Chief Executive Officer), the annual total compensation of the Chief Executive Officer, and the ratio of these two amounts (the “pay ratio”). The pay ratio below is a reasonable estimate based on the Company’s payroll records and the methodology described below, and was calculated in a manner consistent with SEC rules. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to use variety of methodologies, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

As a result of the acquisitions of Revere Bank and RPJ, the employee population grew by 188 employees in 2020. The Company selected November 13, 2020 as the determination date for identifying the median employee. Year-to-date taxable wages paid from January 1, 2020 to November 13, 2020 for all employees as of the determination date, with the exception of Mr. Schrider, were arrayed from lowest to highest. Wages of newly hired permanent employees were adjusted to represent wages for the entire measurement period. This period captured all incentive payments for the tax year as well as the vesting of equity awards, as applicable. The median employee was identified, and total compensation for the median employee was calculated in the manner required for the Summary Compensation Table. Mr. Schrider’s total compensation for 2020, as disclosed in the Summary Compensation Table, was $2,376,999 and the median employee’s was $76,814, producing a ratio of 31 to 1.

Nonqualified Deferred Compensation Plans

Executive Incentive Retirement Plan - All of the named executive officers participate in the Executive Incentive Retirement Plan (“EIRP”), a deferred compensation plan that replaced supplemental executive retirement agreements (“SERAs”) with the named executive officers. Prior balances carried over from the SERAs vest over 15 years and automatically vest upon the executive’s death or disability or upon a change in control. Employer contributions under the EIRP and earnings on EIRP balances vest immediately. Earnings on EIRP balances accrue at an interest rate equal to 120% of the long-term Applicable Federal Rate, adjusted monthly.

The executive’s account balance (including vested balances accrued under the former SERAs) will be distributed to the executive per the terms of the EIRP following termination of employment either in a lump sum or in installments, at the election of the executive. No payments will be made to an executive who is terminated for just cause as defined in the plan. The EIRP provides a minimum, annual contribution of 3% of base salary. Each year, the Compensation Committee determines the performance criteria by which a deferral bonus over the minimum may be earned as described under “Deferred Compensation, Retirement Benefits, and Life Insurance Benefits” on page 26.

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Sandy Spring Bank Deferred Compensation Plan - Under the terms of Sandy Spring Bank Deferred Compensation Plan (“NQDC”), participants may defer up to 25% of base salary and/or commissions earned during the year and up to 100% of bonus compensation. Interest accrues on the account balance at a rate equal to 120% of the long-term Applicable Federal Rate, adjusted monthly. The participant will receive the account balance following the six-month anniversary of any separation from service.

The following table summarizes the contributions, earnings and balances for the named executive officers under the EIRP and the Sandy Spring Bank Deferred Compensation Plan.

Executive	Plan Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Daniel J. Schrider	EIRP	n/a	$112,406	$13,877	-	$959,911
Philip J. Mantua	EIRP	n/a	$44,625	$10,343	-	$676,263
Joseph J. O’Brien, Jr.	EIRP	n/a	$52,500	$6,192	-	$430,627
	NQDC	-	-	$310	-	$18,931
R. Louis Caceres	EIRP	n/a	$44,100	$9,010	-	$594,334
Kevin Slane	EIRP	n/a	$39,375	$993	-	$99,993

(1)	Participant contributions are not permitted under the EIRP.

(2)	Contributions made under the EIRP in 2020 as described on page 26. These amounts are included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(3)	Earnings for the EIRP and NQDC accrue at the rate of 120% of the Long-Term Applicable Federal Rate adjusted monthly. Earnings for the EIRP are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 30. Earnings for the NQDC are not included in the Summary Compensation Table because they are not considered to be above-market or preferential.

(4)	As of December 31, 2020, $13,149 of Mr. O’Brien’s EIRP balance was unvested. The balances for the other named executives are fully vested.

Agreements with Executives and Potential Payments Upon Termination or Change in Control

Daniel J. Schrider

The Company and the Bank have an employment agreement with Mr. Schrider to provide for his employment as President and CEO. The initial term of the agreement was for three years and provides that the Board may take action to extend the term for an additional year at each anniversary so that the remaining term again becomes three years. Mr. Schrider’s agreement does not automatically renew. The Executive and Governance Committee reviews CEO performance annually and recommends whether or not to extend the CEO’s employment agreement. Mr. Schrider’s employment agreement currently has a term expiring on June 30, 2022. The agreement addresses such matters as Mr. Schrider’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

There is no specific compensation provision under Mr. Schrider’s agreement for termination due to retirement, death, or voluntary resignation. Should Mr. Schrider become disabled, the board must provide written notice 30 days in advance of termination. Mr. Schrider will receive his full base salary, benefits, and any perquisites other than bonus during the time of incapacity leading up to the date of termination less any benefits paid under existing disability plans. For termination by Mr. Schrider with good reason or involuntary termination by the Company or Bank without just cause, Mr. Schrider will receive his base salary and medical benefits for the remainder of the term of the agreement.

In the event of a change in control during the term of the agreement, and, thereafter, if Mr. Schrider’s employment is terminated without just cause or he terminates his employment with good reason, as defined in the agreement, he will receive a lump-sum payment equal to three times his average annual compensation for the past five years preceding the change in control and medical benefits for the remaining term of the agreement.

34 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Mr. Schrider’s agreement does not entitle him to receive any tax indemnification payments (a “gross-up”) if payments under his employment agreement or any other payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments.” If any payments to Mr. Schrider trigger such excise tax, he will be entitled to receive the greater of the following, whichever gives him the highest net after-tax amount: (a) the full payments and benefits provided for under the agreement, in which case he would be responsible for any resulting excise tax, or (b) one dollar less than the amount that would subject him to the excise tax.

Under the terms of his agreement, Mr. Schrider is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. He is also bound by a covenant not to compete for one year and not to solicit employees for two years following termination of employment, except in the event of a change in control.

Philip J. Mantua and Joseph J. O’Brien, Jr., and Kevin Slane

The Company and the Bank entered into employment agreements with Mr. Mantua and Mr. O’Brien on January 13, 2012, and with Mr. Slane on March 29, 2018 to provide for each executive’s employment in their respective positions. The terms of the present agreements end on June 30, 2022. Each year, the Board may act to extend the term for an additional year so that the remaining term becomes two years. The Agreement does not automatically renew. The Agreement addresses such matters as base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

The agreements do not provide for any special or additional compensation in the event of termination due to retirement, death or resignation. For termination due to disability, the executive will receive base compensation, less any applicable disability benefits, and health and welfare benefits for the remaining term of the agreement. For termination by the Company without just cause, or termination by the executive with good reason, as defined in the agreements, the executive will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the 12 months preceding the termination plus annual cash bonuses (pro-rated for a partial year) as a lump sum payment.

If, in connection with a change in control, as defined by Section 409A of the Internal Revenue Code, the executive’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six months prior to the change in control or up to two years after the change in control, the executive will receive a lump-sum payment equal to 2.99 times the sum of annual salary at the highest rate paid in the preceding 12 months plus the amount of any cash bonus received for the past 12 months. The executive would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. If the total value of the benefits provided and payments made to the executive in connection with a change in control, either under the agreement alone or together with other payments and benefits received, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, the severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

The executive is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. The executive is also bound by a covenant not to compete and not to interfere with other employees following termination of employment for the remaining term of the agreement. The post-termination restrictions do not apply if there is a change in control or if the executive's employment is terminated without just cause by the Company or with good reason by the executive.

R. Louis Caceres

Mr. Caceres has a change in control severance agreement with the Company and the Bank. The change in control agreement has a term of two years, also known as the “Covered Period.” On each anniversary date of the agreement, the agreement will automatically be extended for an additional year, unless either party has given written notice at least 60 days prior to the anniversary date of the agreement that the agreement will not be extended.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 35

If a change in control occurs and the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates employment with good reason, as defined in the agreement, during the Covered Period, the executive will be entitled to a payment equal to 2.99 times his total compensation, which is defined as one year’s base salary plus bonus payments and all other taxable compensation. The executive would also receive the continuation of health benefits, including life and disability insurances, for a period of three years following termination. Under the change in control agreements, if the total value of the benefits provided and payments made to the executive in connection with a change in control, either under the change in control agreement alone or together with other payments and benefits that he has the right to receive, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated payments to which the named executive officers were entitled upon termination as of December 31, 2020. Benefits payable under the Pension Plan, the 401(k) Plan, and vested balances under non-qualified, deferred compensation plans are not included.

	Daniel J. Schrider	Philip J. Mantua	Joseph J. O’Brien, Jr.	R. Louis Caceres	Kevin Slane
Death:
EIRP(1)	$-	$-	$13,149		$-
Equity awards(2)	$1,414,667	$556,981	$689,460	$517,280	$332,898
Life Insurance Benefits(3)	$2,062,500	$1,062,500	$-	$1,050,000	$-
Total	$3,477,167	$1,619,481	$702,609	$1,567,280	$332,898
Disability:
Employment agreements(4)	$2,106,207	$663,724	$776,224	n/a	$589,099
EIRP(1)	$-	$-	$13,149	$-	$-
Equity awards(5)	$1,414,667	$556,981	$689,460	$517,280	$332,898
Total	$3,520,874	$1,220,705	$1,478,833	$517,280	$921,997
Qualified Retirement (age 65 or age 60 + 10 years of service):
Equity awards(6)	$-	$160,918	$-	$-	$-
Total	$-	$160,918	$-	$-	$-
Termination by the Company without Just Cause or by executive with Good Reason:
Employment agreements(7)	$2,106,207	$956,250	$1,237,500	n/a	$815,625
EIRP(1)	$-	$-	$-	$-	$-
Equity awards	$137,046	$53,586	$69,289	$47,754	$29,403
Total	$2,243,253	$1,009,836	$1,306,789	$47,754	$845,028
Termination in connection with a change in control (CIC):
Employment or CIC agreements(8)	$4,018,993	$2,060,163	$2,684,307	$2,096,774	$ 1, 788,782
EIRP(1)	$-	$-	$13,149	$-	$-
Equity awards(9)	$1,492,425	$586,856	$725,723	$546,393	$354,348
Total(10)	$5,511,418	$2,647,019	$3,422,729	$2,643,137	$2,143,130

(1)	Any unvested portion of the accumulated EIRP balance immediately vests upon death, disability or change in control, as shown above for Mr. O’Brien. The balances for the other executives are fully vested. The vested account balance will be distributed to the executive following termination of employment, unless terminated for Just Cause, either in a lump sum or installments, based on the executive’s prior election.
(2)	Represents the value of unvested restricted stock grants that will vest upon termination according to the terms of each award agreement. In the event of the executive’s death, outstanding awards of time-vested restricted stock will fully vest. Awards subject to the achievement of performance criteria granted in 2019 will partially vest based on the number of days elapsed in the performance period at the time of death. Awards subject to the achievement of performance criteria granted in 2020 will vest immediately at the target level upon the death of the executive. The amounts shown are calculated based on the closing price of Company common stock of $32.19 on December 31, 2020.
(3)	The value of life insurance benefits, equal to 2½ times base salary, that would be paid to the executive’s beneficiary under the terms of split-dollar agreements.

(4)	In the event of termination due to disability Messrs. Schrider, Mantua, O’Brien, and Slane would each receive base salary plus medical benefits for the remainder of the term of his agreement which as of December 31, 2020 was 30 months for Mr. Schrider and 18 months for Messrs. Mantua, O’Brien, and Slane. The total amount would be reduced by disability benefits payable under insurance programs maintained by the Company, if applicable.

36 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

(5)	Represents the value of unvested restricted stock awards and performance RSUs that will vest upon termination according to the terms of each award agreement. In the event of termination due to disability, awards of time-vested restricted stock will fully vest. Restricted stock awards subject to the achievement of performance criteria granted in 2019 will partially vest based on the number of days elapsed in the performance period at the time of disability. Performance RSUs granted in 2020 will continue to vest under the terms of the agreement as if employment continued through the end of the performance period. The amounts shown are calculated based on the closing price of Company common stock of $32.19 on December 31, 2020 and, with respect to performance RSUs, assume vesting at the target level.
(6)	Upon a qualified retirement, performance RSUs granted in 2020 will continue to vest under the terms of the award agreement as if employment continued through the end of the performance period. The amounts shown are calculated based on the closing price of Company common stock of $32.19 on December 31, 2020 and assume vesting at the target level.
(7)	Termination without Just Cause or with Good Reason would result in Mr. Schrider receiving base salary and medical benefits for the remaining term of his agreement which as of December 31, 2020 was 30 months. Messrs. Mantua, O’Brien, and Slane would each receive base salary and pro-rated annual cash bonuses for the remaining term of the agreement, which was 18 months.
(8)	Assumes termination in connection with a change in control in which case each executive would receive the respective payment described on pages 34-35.
(9)	Time-vested restricted stock awards granted prior to 2020 will vest upon termination of employment, other than for just cause, within 12 months following a change in control. For awards granted in 2020, restricted stock will vest upon termination of employment without just cause or with good reason within 24 months following a change in control. Restricted stock awards with performance requirements granted in 2019 will become fixed at the target share level upon a change in control and will vest upon termination of employment, other than for just cause within 12 months following a change in control. Performance RSUs granted in 2020 will become fixed at the target share level upon a change in control and will vest upon termination of employment without just cause or with good reason within 24 months following a change in control. The amounts shown assume that a change in control and a qualified termination of the executive occurred on December 31, 2020.
(10)	Amounts shown do not reflect any reduction needed to eliminate the excise tax on “excess parachute payments” under section 4999 of the Internal Revenue Code of 1986 as amended.

PROPOSAL 2: A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Protection Act requires companies to submit to shareholders a non-binding vote on the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement. The Board recommended and the shareholders elected to have this proposal submitted annually.

This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse the executive compensation program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in this proxy statement.”

This vote will not be binding on the Board and may not be construed as overruling a decision by the board nor to create or imply any additional fiduciary duty by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board believes that the compensation practices of the Company are designed to accomplish the objectives described in the Compensation Discussion and Analysis and that they are appropriately aligned with the long-term success of the Company and the interests of shareholders.

Voting Standard

This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On this matter, abstentions and broker non-votes will have no effect on the voting. Accordingly, it is particularly important that beneficial owners of our stock instruct their brokers or nominees how to vote their shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 37

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2021

The Audit Committee (“the committee” in this section) has engaged Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the year 2021. In accordance with established policy, the board is submitting this proposal to the vote of the shareholders for ratification. In the event the appointment is not ratified by the shareholders it is anticipated that no change in auditors will be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year, but the vote will be considered in connection with the auditor appointment for 2022.

In reaching its decision to engage Ernst & Young, the committee considered the independence factors, the length of the audit firm’s tenure as the Company’s independent auditor, the audit firm’s past performance, the audit firm’s relationship with the committee and with management, and the fee structure that was negotiated. After discussion of these factors, the committee concluded that it was in the best interests. of shareholders to continue the engagement of Ernst & Young as our independent registered public accounting firm for 2021.

Ernst & Young provides tax compliance services for trust clients of Sandy Spring Bank, the fees for which are billed to those clients. These services, which are permissible under applicable independence standards, were pre-approved by the committee.

Representatives of Ernst & Young will be available during the Annual Meeting to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered for the audit of the annual financial statements of the Company and subsidiaries by Ernst & Young for the years ended December 31, 2020 and December 31, 2019, together with fees billed for other services.

	2020	2019
Audit Fees	$1,280,500	$875,600
Tax Services	-	-
All other fees	$207,000	178,987
Total	$1,487,500	$1,054,587

“Audit fees” consist of fees for professional services rendered for the annual audit of the Company’s consolidated financial statements, including the integrated audit of internal control over financial reporting, and review of financial statements included in the Company’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Also included are fees related to implementation of the current expected credit loss model and the acquisitions of Revere Bank and Rembert Pendleton Jackson.

“All other fees” consist of 1099 processing fees for trust clients of Sandy Spring Bank.

Audit Committee's Preapproval Policies and Procedures

The committee is required to pre-approve all auditing services and permitted non-audit services provided by the Company’s independent registered public accounting firm, Ernst & Young. An exception for preapproval of non-audit services may be made if:

•	the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5% of the total amount of revenues paid by it to the independent registered public accounting firm during the fiscal year in which the non-audit services are provided;

•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee prior to the completion of the audit.

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All audit services, tax services and permitted non-audit services to be performed by Ernst & Young have been preapproved by the committee as required by SEC regulations and the committee's charter without exception. The committee also has determined that the amount and nature of non-audit services rendered by Ernst & Young to the Company is consistent with its independence.

Voting Standard

In voting to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021, shareholders may vote for the proposal, against the proposal or abstain from voting. This matter will be decided by the majority of the votes cast at the annual meeting. On this matter, abstentions will have no effect on the voting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

REPORT OF THE AUDIT COMMITTEE

The Company's Audit Committee is appointed by the board to assist the board in monitoring: (1) the integrity of the Company’s accounting and financial statements and reporting process; (2) the qualifications, independence, and performance of the Company’s independent registered public accounting firm; and (3) the qualifications and performance of the Company’s internal audit department.

All members of the committee are independent and financially literate as defined in applicable law, regulations of the SEC, Nasdaq listing rules, the Federal Deposit Insurance Act and related regulations. Pamela A. Little, the CFO of a private government contractor, has been identified by the board as meeting the definition of an audit committee financial expert under SEC regulations.

The committee is directly responsible for the appointment and oversight of the independent registered public accounting firm, including review of their general qualifications, specific experience in the financial sector, and compensation structure. The Committee has engaged Ernst & Young since 2013. Pursuant to the five-year mandated rotation, a new lead engagement partner was designated for 2020. The Company’s management is responsible for its internal controls and financial reporting process. Ernst & Young is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In 2020, the committee met eight times, four of which were to approve quarterly earnings releases, to carry out its duties and responsibilities as set forth in the Audit Committee Charter that is available on the Company’s Investor Relations website.

In fulfilling its oversight duties, the committee:

•	reviewed and discussed with management and Ernst & Young the scope and effectiveness of the Company’s disclosure controls and procedures;

•	reviewed and discussed the Company’s audited and unaudited financial statements with management and Ernst & Young each quarter, prior to filing with the SEC and releasing to the public, for purposes of evaluating their accuracy and fair presentation of the Company’s financial condition;

•	discussed with Ernst & Young the Critical Audit Matters and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, including, but not limited to, the audit strategy, scope and plan for the audit work, and the significant risks and areas of audit focus;

•	met with Ernst & Young, with and without members of management present, to discuss the results of their evaluation of the integrity of the Company’s financial reporting;

•	received and reviewed the written disclosures and the letter from Ernst & Young required by applicable standards of the Public Company Accounting Oversight Board;

•	reviewed and discussed with Ernst & Young the matter of auditor independence;

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 39

•	met regularly with the Company’s chief internal auditor, with and without members of management present, to review and approve the annual risk-based audit plan, to review all audit reports, to track the timely resolution of any findings, and to assess the performance of the chief internal auditor; and

•	reviewed and monitored compliance with the “whistleblower” provisions of the Sarbanes-Oxley Act.

Based upon the reviews and discussions described above, the committee recommended to the Company’s board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020.

February 17, 2021	Pamela A. Little, Chair
James J. Maiwurm
Walter C. Martz II
Mark C. Micklem
Robert L. Orndorff

GENERAL INFORMATION

Notice and Accessibility of Proxy Materials

For our 2021 Annual Meeting, to save significant printing and mailing expenses, the Company is furnishing its proxy statement and annual report via the Internet according to the SEC rules for “Notice and Access.” On or about March 17, 2021, the Company mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to all shareholders who had not previously elected to receive their proxy materials by mail or electronically containing instructions on how to access this proxy statement and our annual report and how to vote online. Upon receipt of the Notice, shareholders may choose to request a printed copy of proxy materials at no charge, and this preference will be maintained for future mailings.

To further reduce costs, the Company utilizes the householding rules of the SEC that permit the delivery of one set of proxy materials or notice of availability of these materials to shareholders who have the same address. If you wish to receive a separate copy of this proxy statement and annual report or notice of availability of these materials for each shareholder at your household, please follow the instructions on the Notice, and materials will be mailed to you at no charge. If a broker, or other nominee, holds your shares, please contact your broker or nominee.

Who Can Vote and What Constitutes a Quorum

Shareholders of Company common stock, par value $1.00 per share, as of the close of business on the Record Date may vote. Each share of common stock is entitled to one vote. As of the Record Date, 47,423,290 shares of common stock were outstanding and eligible to vote. When you exercise your right to vote, you authorize the persons named as proxies to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting. Proxies marked as abstentions and proxies for shares held in the name of a broker, or other nominee, marked as not voted (broker non-votes) will be counted only for purposes of determining a quorum at the annual meeting.

Exercising Your Right to Vote

By submitting your proxy instructions in time to be voted at the annual meeting, the shares represented by your proxy will be voted in accordance with those instructions. If you submit a signed proxy card and do not specify how you want to vote your shares, we will vote your shares in accordance with the recommendations of the Board. If your shares are held with the Company’s transfer agent, Computershare, or in an employee benefit plan, and you do not return your proxy, no votes will be cast on your behalf.

The Board does not know of any other matters that are to come before the annual meeting except for incidental or procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters in accordance with their best judgment.

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Shares Held Through a Broker

If you hold your shares through a broker, or other nominee, it is critical that you cast your vote if you want it to count for Proposals 1 and 2.  Your broker is not allowed to vote shares on your behalf on such matters without your specific instruction.  If you do not instruct your broker how to vote on these matters, no votes will be cast on your behalf. Your broker will have discretion to vote any uninstructed shares on matters considered routine items, such as ratification of the appointment of the independent registered public accounting firm (Proposal 3).

Telephone and Internet Voting

We are pleased to offer our shareholders the convenience of voting by telephone and Internet. Please refer to your Notice or proxy card for instructions. If you hold your shares in street name, your broker may allow you to provide voting instructions by telephone or via the Internet. Please refer to the instructions provided by your broker.

How to Attend the Virtual Annual Meeting and What You Will Need

There will be no physical location for the 2021 Annual Meeting. The meeting will be held live via webcast. Shareholders will need to access www.meetingcenter.io/206713387 on April 28, 2021 by 10:00 a.m. and register using the control number found on your Notice or proxy card. You must have the control number in order to vote your shares at the meeting. Shareholders who own Company stock through a broker or other nominee and wish to vote during the meeting will need to ask the holder for a legal proxy and request a control number from Computershare in order to submit a vote. The password for this meeting is SASR 2021.

Virtual Meeting Registration for Street Owners

All shareholders can listen to the virtual meeting and ask questions by signing on to the virtual meeting as a guest. Shareholders holding shares through an intermediary, such as a broker or bank, must register in advance if they want to vote their shares at the annual meeting virtually. These shareholders must submit a copy of your legal proxy reflecting your Sandy Spring Bancorp, Inc. holdings along with your name and email address to Computershare by email to legalproxy@computershare.com or by mail to: Computershare, Sandy Spring Bancorp, Inc., Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be received no later than 5:00 p.m. Eastern Time on April 21, 2021. To access the meeting go to www.meetingcenter.io/206713387 using the password: SASR2021.

Changing Your Vote

Registering to attend the virtual annual meeting will not automatically revoke your proxy. However, you may revoke your proxy at any time prior to its exercise by (1) filing a written notice of revocation with Aaron M. Kaslow, General Counsel and Secretary; or (2) delivering a duly executed proxy bearing a later date; or (3) attending the virtual annual meeting in real time and casting your ballot in person.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company also may solicit proxies through its directors, officers, and employees. The Company will also request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Tabulation of Votes and Public Announcement of Results

The Board has appointed the Company’s transfer agent, Computershare, to act as inspector of election at the annual meeting of shareholders. A designated representative from Computershare, under oath, will carry out the duties of tabulating the votes at the meeting. The results will be announced at the end of the meeting, and filed with the SEC on Form 8-K within four business days. Shareholders may view the Form 8-K on the investor relations page of www.sandyspringbank.com.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement | 41

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. In order to be included in the proxy materials to be provided to shareholders in advance of the 2022 annual meeting, notice of a shareholder proposal must be received on or prior to November 28, 2021; however, if the 2022 annual meeting is held more than 30 days before or after April 28, 2022, the deadline for receipt of such notice is any date allowing a reasonable time before we provide the proxy materials to our shareholders. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, the Company's bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by the secretary not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days’ notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the bylaws concerning the shareholder and the business proposed to be brought before the meeting.

Shareholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received at the Company’s executive offices not later than December 17, 2021. The nomination should be sent to the attention of Aaron M. Kaslow, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by the Company for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

Shareholders may communicate with the Board or any individual director by addressing correspondence to the Board or such director in care of the secretary at the Company's main office by mail, courier, or facsimile or by e-mail through the Company’s "contact information" on the investor relations page of www.sandyspringbank.com.

By order of the board of directors,

Olney, MD	Aaron M. Kaslow
March 17, 2021	General Counsel & Secretary

42 | Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

 MMMMMMMMMMMMMMMMMMMMMMMMMMM C123456789000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext000004ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 extMMMMMMMMMMR ASAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.Your vote matters – here’s how to vote!You may vote online or by phone instead of mailing this card.Online Go to www.envisionreports.com/SASR or scan the QR code — login details are located in the shaded bar below.PhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and CanadaSave paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SASR2021 Annual Meeting Proxy Card 1234 5678 9012 345 • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. A 1. Election of Directors: +For Withhold For Withhold For Withhold01 - Ralph F. Boyd, Jr.02 - Walter C. Martz II03 - Mark C. Michael04 - Robert L. Orndorff05 - Daniel J. SchriderFor Against Abstain For Against Abstain2. A non-binding resolution to approve the compensation for the 3. The ratification of the appointment of Ernst & Young LLP as the named executive officers. independent registered public accounting firm for the year 2021.Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.MR A SAMPLE (THIS AREA IS SET UPTOACCOMMODATEC 1234567890 JNT140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR ASAMPLE AND 1PCF 492028 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM +03EJRB

 Sandy Spring Bancorp, Inc.’s Annual Meeting of Shareholders will be held on Wednesday, April 28, 2021 at 10:00 a.m. Eastern Time, virtually via the internet at www.meetingcenter.io/206713387. To access the virtual meeting, you must have the 15-digit number that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — SASR2021.Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/SASRSmall steps make an impact.Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SASR• IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •Sandy Spring Bancorp, Inc.+Notice of 2021 Annual Meeting of ShareholdersProxy Solicited by Board of Directors for Annual Meeting — April 28, 2021Philip J. Mantua and Aaron M. Kaslow or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the annual meeting of shareholders of Sandy Spring Bancorp, Inc. to be held on April 28, 2021 at 10:00 a.m. or at any postponement or adjournment thereof.Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxy holders will have authority to vote FOR each of the director-nominees (Proposal 1), FOR the non-binding resolution to approve the compensation for the named executive officers (Proposal2) and FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2021 (Proposal 3). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Non-Voting Items C Change of Address — Please print new address below. Comments — Please print your comments below.+